EXHIBIT 10.5
Execution Copy
PURCHASE AGREEMENT
by and among
POSITRON INC.,
POSITRON PUBLIC SAFETY SYSTEMS INC.,
IPC INFORMATION SYSTEMS HOLDINGS INC.,
TSW COMMAND SYSTEMS, INC.,
and
IPC SYSTEMS, INC.
Dated as of February 9, 2007

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TABLE OF CONTENTS
(continued)

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PURCHASE AGREEMENT
     THIS PURCHASE AGREEMENT (this “Agreement”) is made as of February 9, 2007, by and among POSITRON INC., a company incorporated under the laws of Quebec (“PI”), POSITRON PUBLIC SAFETY SYSTEMS INC., a corporation incorporated under the laws of Canada (“PPSS” and collectively with PI, “Sellers”), IPC INFORMATION SYSTEMS HOLDINGS INC., a Delaware corporation (“IPC-US”), TSW COMMAND SYSTEMS, INC., a corporation incorporated under the laws of Canada (“IPC-Canada” and collectively with IPC-US, “Purchasers”), and IPC SYSTEMS, INC., a Delaware corporation (“IPC” and collectively with Purchasers, the “IPC Parties”). Capitalized terms used in this Agreement without definition shall have the meanings set forth or referenced in Article IX.
WITNESSETH:
     WHEREAS, PPSS, together with Positron Public Safety Systems Corp., a Georgia corporation and wholly owned subsidiary of PPSS (“PPSS Georgia”) and Masys Corporation, a Minnesota corporation and wholly owned subsidiary of PPSS Georgia (“Masys” and, together with PPSS Georgia, the “Subsidiaries” and, together with PPSS and PPSS Georgia, the “Company”) is engaged in the business of providing public safety systems, including enhanced 9-1-1, command and control, dispatch, mapping and records solutions, for police departments, fire departments, emergency medical service providers and homeland security authorities (the “Business”);
     WHEREAS, PPSS is the owner of all of the issued and outstanding shares (the “PPSS Georgia Shares”) of the share capital of PPSS Georgia as of the date hereof;
     WHEREAS, PI is owner of all of the issued and outstanding shares (the “Existing PPSS Shares”) of the share capital of PPSS as of the date hereof;
     WHEREAS, PI is also owner of a promissory note of PPSS dated October 7, 2005, in the principal amount of Cdn $6,264,000 (the “PPSS Note”) and an account receivable owed by PPSS, the outstanding balance of which, net of accounts payable owed by PI to PPSS, was approximately Cdn $6,021,141 as of December 31, 2006 (the “PPSS Receivable”);
     WHEREAS, on or prior to the Closing (as hereinafter defined) PI will convert (the “Debt Conversion”) the PPSS Note and PPSS Receivable into newly issued shares (the “Additional PPSS Shares” and, together with the Existing PPSS Shares, the “PPSS Shares”) of PPSS;
     WHEREAS, upon the terms and conditions set forth in this Agreement, the parties hereto desire, among other things, that (i) IPC-US purchase the PPSS Georgia Shares from PPSS; and (ii) IPC-Canada purchase the PPSS Shares from PI; and
     WHEREAS, PC desires to be a party to this Agreement to guarantee certain obligations of Purchasers as set forth herein.
     NOW, THEREFORE, in consideration of the covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
PURCHASE AND SALE
     1.1 Agreement to Purchase and Sell.
          (a) Subject to the terms and conditions set forth herein, PPSS agrees to sell to IPC-US, and IPC-US agrees to purchase from PPSS, at the Closing, free and clear of all Liens, other than Permitted Liens, all of the PPSS Georgia Shares.
          (b) Subject to the terms and conditions set forth herein, PI agrees to sell to IPC-Canada, and IPC-Canada agrees to purchase from PL, at the Closing, free and clear of all Liens, other than Permitted Liens, all of the PPSS Shares.
     1.2 Purchase Price; Escrow Amount.
          (a) The aggregate purchase price for the PPSS Georgia Shares shall be US $17,360,000 (the “PPSS Georgia Shares Purchase Price”).
          (b) Subject to adjustment set forth in Section 1.5, the aggregate purchase price for the PPSS Shares shall be US $44,640,000 (the “PPSS Shares Purchase Price” and collectively with the PPSS Georgia Shares Purchase Price, the “Purchase Price”).
          (c) The PPSS Georgia Shares Purchase Price shall be payable to PPSS in cash after the close of business on the day immediately preceding the Closing Date by wire transfer of immediately available funds to an account designated by PI.
          (d) The PPSS Shares Purchase Price shall be payable in cash on the Closing Date as follows:
          (i) US $6,200,000 of the PPSS Shares Purchase Price (the “Indemnity Escrow Amount”) shall be deposited with a mutually agreed-upon escrow agent (the “Escrow Agent”) in accordance with the terms and conditions of this Agreement and in accordance with the terms of an escrow agreement substantially in the form of attached Exhibit A (the “Escrow Agreement”);
          (ii) US $1,500,000 of the PPSS Shares Purchase Price (the “Tax Indemnity Escrow Amount”) shall be deposited with the Escrow Agent in accordance with the terms and conditions of this Agreement and in accordance with the terms of the Escrow Agreement; and
          (iii) US $5,000,000 of the PPSS Shares Purchase Price (the “Umbrella Indemnity Escrow Amount”) shall be deposited with the Escrow Agent in accordance with the terms and conditions of this Agreement and in accordance with the terms of the Escrow Agreement; and
          (iv) US $31,940,000 of the PPSS Shares Purchase Price shall be payable by IPC-Canada to PI by wire transfer of immediately available funds to an account designated by PI.

     1.3 Options. On or before the Closing, Sellers shall cause each outstanding option to purchase shares of the share capital of PPSS (each, an “Option”) and each equity incentive plan of PPSS to be cancelled or otherwise terminated, whether upon the mutual agreement of PPSS and the holder, or pursuant to the terms of such option or the PPSS Stock Option Plan, dated March 28, 2000. The cancellation or termination and exchange of Options under this Section 1.3 shall in any event be subject to and conditioned upon the consummation of the Closing.
     1.4 Ordering of Transactions. Notwithstanding anything to the contrary, the parties agree that on the day immediately prior to the Closing Date and on the Closing Date the transactions contemplated by this Agreement shall be effected in the following order:
          (a) First, on the day immediately prior to the Closing Date, the application of the amount of cash and cash equivalents then held by the Subsidiaries to repay any Indebtedness owed by the Subsidiaries to PI or PPSS;
          (b) Second, on the day immediately prior to the Closing Date, the distribution by the Subsidiaries, directly or indirectly, to PPSS of any cash and cash equivalents not applied pursuant to the Section 1.4(a);
          (c) Third, on the day immediately prior to the Closing Date, the purchase and sale of the PPSS Georgia Shares and the payment of the PPSS Georgia Shares Purchase Price;
          (d) Fourth, on the day immediately prior to the Closing Date, the consummation of the Debt Conversion; and
          (e) Fifth, on the day immediately prior to the Closing Date, the application of the amount of cash and cash equivalents (including the PPSS Georgia Shares Purchase Price) then held by PPSS to repay any Indebtedness owed by PPSS to PI (it being understood that PPSS Note and the PPSS Receivable will be converted into the Additional Shares pursuant to the Debt Conversion);
          (f) Sixth, on the day immediately prior to the Closing Date, the distribution by PPSS to PI of any cash and cash equivalents not applied pursuant to Section 1.4(e); and
          (g) Seventh, on the Closing Date, the purchase and sale of the PPSS Shares and the payment of the PPSS Shares Purchase Price.
     1.5 PPSS Shares Purchase Price Adjustment.
          (a) Closing Date Balance Sheet. Within ninety (90) calendar days after the Closing Date, PI shall prepare and deliver to IPC-Canada an unaudited consolidated balance sheet of the Company as of the close of business on the Closing Date and immediately prior to the Closing (the “Closing Date Balance Sheet”). The Closing Date Balance Sheet shall (x) be expressed in Canadian Dollars (Cdn $); (y) be prepared in accordance with GAAP and incorporate all accounting methods which are in accordance with GAAP and were utilized by the Company in connection with the preparation of the balance sheet of the Company as at March 31, 2006, included as part of the Financial Statements; and (z) for avoidance of doubt and without duplication, reflect all accruals required by GAAP in respect of compensation, including, as applicable, amounts in respect of salary, bonuses, sick pay, vacation pay, commissions, pension plan contributions and employee benefits. The Closing Date Balance Sheet shall also include a calculation of the Closing Date Working Capital.
          (b) Notice of Dispute. In the event that IPC-Canada wishes to dispute PI’s preparation of the Closing Date Balance Sheet or its calculation of the Closing Date Working Capital, IPC-Canada shall, within ninety (90) calendar days after receipt of the Closing Date Balance Sheet, give written notice to PI of such dispute and the reasons therefor. PI and IPC-Canada shall attempt in good faith to resolve such dispute within fifteen (15) calendar days after receipt by PI of such notice of dispute, and in the event that the parties are unable to resolve such dispute within such period, the parties agree that the Toronto or other Canadian office of the accounting firm of Grant Thornton (or any other reputable independent certified public accounting firm that shall be mutually agreed upon by PI and IPC-Canada, in the exercise of their reasonable discretion) (the “Accounting Firm”) shall be employed to resolve such dispute as soon as reasonably practicable. Prior to engaging an accounting firm as the Accounting Firm, the parties shall request the proposed accounting firm to identify any matter for which such accounting firm (including its Affiliates) has been engaged by any of the parties and their respective Affiliates since December 31, 2003, as well as the general nature of such matter and the amount of fees received by such accounting firm in such matter, and each of the parties agrees to promptly provide the accounting firm with a list of their Affiliates for this purpose. If, pursuant to the preceding sentence, the proposed accounting firm identifies that a party or its Affiliates engaged the proposed accounting firm, then the party that did not so engage such accounting firm shall be entitled to reject the engagement of such accounting firm as the Accounting Firm to resolve a dispute pursuant to this Section 1.5, and, in such case, the parties shall select another accounting firm to be engaged as the Accounting Firm. This process shall be repeated until an accounting firm is engaged by the parties as the Accounting Firm.
          (c) Determination of Accounting Firm. The parties shall direct the Accounting Firm to review the books and records of the Company as necessary in order to verify the accuracy of the Closing Date Balance Sheet and to calculate the Closing Date Working Capital. The determination of such Accounting Firm shall be final and binding upon the parties. In the event that the Accounting Firm is so employed, the fees and costs charged by the Accounting Firm shall be borne by PI and IPC-Canada equally.
          (d) Adjustment.
          (i) If the Closing Date Working Capital is less than Target Working Capital by an amount exceeding Cdn $150,000 (the amount of such excess being herein referred to as the “Working Capital Shortfall”, the PPSS Shares Purchase Price shall be decreased by the amount equal to the Working Capital Shortfall, and PI shall pay to IPC-Canada an amount, payable in Canadian Dollars (Cdn $), equal to the Working Capital Shortfall. At the option of IPC-Canada the Working Capital Shortfall shall be payable in US Dollars (US $) and, in such case, the Working Capital Shortfall shall be converted from Canadian Dollars (Cdn $) to US Dollars (US $) at the noon exchange rate announced by the New York Federal Reserve Bank on the date that the Closing Date Working Capital is finally determined, whether by the mutual agreement of PI and IPC-Canada or by determination of the Accounting Firm; provided, however, that in order to exercise this option, IPC-Canada shall deliver appropriate written notice to PI within two business days after the dates that the Closing Date Working Capital is finally determined.
          (ii) If the Closing Date Working Capital is greater than the Target Working Capital by an amount exceeding Cdn $150,000 (the amount of such excess being herein referred to as the “Working Capital Surplus”), the PPSS Shares Purchase Price shall be increased by the amount of the Working Capital Surplus, and IPC-Canada shall pay to PI an amount, payable in Canadian Dollars (Cdn $), equal to the Working Capital Surplus.
          (iii) Payment of the Working Capital Surplus or the Working Capital Shortfall, as applicable, shall be made within 5 calendar days after the final determination of the Closing Date Working Capital, whether by the mutual agreement of PI and IPC-Canada or by determination of the Accounting Firm.
ARTICLE II
REPRESENTATIONS AND WARRANTIES
     2.1 Representations and Warranties Relating to Sellers. PI hereby represents and warrants to Purchasers as set forth below.
          (a) Authority. Each Seller has full corporate power and authority to enter into and deliver this Agreement and each of the other agreements, certificates, instruments and documents contemplated hereby (collectively, the “Ancillary Documents”), to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. Each Seller has properly taken all corporate action required to be taken by such Seller with respect to the execution and delivery of this Agreement and each of the Ancillary Documents, and the consummation of the transactions contemplated hereby and thereby.
          (b) Execution and Delivery. This Agreement has been duly authorized, executed and delivered by each Seller and constitutes a legal, valid and binding obligation of each Seller, enforceable against each Seller in accordance with its terms and conditions, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect which affect the enforcement of creditors’ rights generally and by equitable limitations on the availability of specific remedies. Each Ancillary Document to which a Seller is a party will have been duly authorized, executed and delivered by such Seller upon the Closing and, upon the execution and delivery thereof, will constitute a legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms and conditions, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect which affect the enforcement of creditors’ rights generally and by equitable limitations on the availability of specific remedies.
          (c) No Conflicts. The execution, delivery and performance by each Seller of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby do not and will not violate, conflict with or result in a breach of any terms condition or provision of, or require the consent of any Governmental Authority or any other Person under, or result in the creation of or right to create any Lien, other than a Permitted

Lien, upon the PPSS Georgia Shares or the PPSS Shares under, (i) the articles of incorporation or by-laws of either Seller or either Subsidiary, each as currently in effect, (ii) any judgment, order, writ, injunction or decree of any Governmental Authority to which either Seller or either Subsidiary is subject, or (iii) except as set forth on Schedule 2.1(c), any material license, agreement, commitment or other instrument or document to which a Seller or a Subsidiary is a party or by which a Seller or a Subsidiary is otherwise bound. No authorization, approval or consent of, and no registration or filing with, any Governmental Authority or any other Person is required in connection with the execution, delivery or performance by either Seller or either Subsidiary of this Agreement or any Ancillary Document to which either Seller is a party.
          (d) Ownership of PPSS Shares. As of the date hereof, PI owns, beneficially and of record, free and clear of any Liens, other than Permitted Liens, 50 million Class “A” common shares of PPSS, which comprise all of the Existing PPSS Shares as of the date hereof. Upon completion of the Debt Conversion, PI will own, beneficially and of record, free and clear of any Liens, other than Permitted Liens, the Additional PPSS Shares which, together with the Existing PPSS Shares, will comprise all of the PPSS Shares as of the Closing Date. Except for the issuance of the Additional Shares pursuant to the Debt Conversion and the obligations set forth in this Agreement, there are no commitments, options, contracts or other arrangements under which PI is or may become obligated to sell or otherwise dispose of the PPSS Shares. At the Closing, upon delivery of and payment for the PPSS Shares as provided in this Agreement, all of the PPSS Shares shall be transferred to IPC-Canada, and IPC-Canada shall have good and valid title to the PPSS Shares free and clear of any Liens, other than Permitted Liens. PI has not granted any power of attorney or proxy with respect to any of the PPSS Shares.
          (e) Non-Residency Status. Neither PI nor PPSS is a “non-resident” of Canada within the meaning of the Income Tax Act (Canada).
          (f) Solvency. PI is solvent and is able to pay its debts in the ordinary course of its business as they become due. PI has sufficient capital to carry on its business as it is now being conducted. PI owns assets and property having a value both at fair valuation and at present fair saleable value on a going concern basis greater than the amount required to pay all of its debts and liabilities as they come due.
     2.2 Representations and Warranties Relating to the Company. PI hereby represents and warrants to Purchasers as set forth below.
          (a) Organization. Standing and Qualification. PPSS is a corporation duly incorporated, validly existing and in good standing under the Canada Business Corporations Act. PPSS is duly qualified, licensed or authorized to do business and, if applicable, in good standing in each jurisdiction where the nature of the activities conducted by it or the character of the properties owned, leased or operated by it require such qualification, licensing or authorization, except where the failure to so qualify would not have a Material Adverse Effect. The Company has full right, power and authority to carry on its business as now being conducted and to own or lease and operate its properties as such properties are now being operated. PPSS has previously delivered or made available to Purchasers true, correct and complete copies of the articles of incorporation and by-laws of PPSS, each as currently in effect.

          (b) Competition Act Matters. For purposes of determining whether the threshold has been met for a pre-merger notification as set forth in Section 109 of the Competition Act, and calculated in accordance with the regulations under the Competition Act, as amended, the Company and its affiliates (as defined in the Competition Act) together have (i) less than Cdn $200 million of assets in Canada, and (ii) less than Cdn $200 million in gross revenue from sales in, from or into Canada.
          (c) Capitalization. The authorized capital stock of PPSS consists of (i) an unlimited number of Class “A” common shares, of which 50 million shares are outstanding, (ii) an unlimited number of Class “B” common shares, of which no shares are issued and outstanding, (iii) an unlimited number of Class “A” preferred shares, of which no shares are issued and outstanding, (iv) an unlimited number of Class “B” preferred shares, of which no shares are issued and outstanding, (v) an unlimited number of Class “C” preferred shares, of which no shares are issued and outstanding, and (vi) an unlimited number of Class “D” preferred shares, of which no shares are issued and outstanding. All of the issued and outstanding shares of capital stock of PPSS are duly authorized, validly issued, fully-paid and nonassessable. Except for the issuance of the Additional Shares pursuant to the Debt Conversion, as set forth in the articles of incorporation of PPSS or on Schedule 2.2(c), there are no outstanding subscriptions, options, warrants, calls, contracts, demands, commitments, convertible or exchangeable securities, profits interests, preemptive rights, rights of first refusal or other rights, agreements, arrangements or commitments of any nature whatsoever under which PPSS is or may become obligated to issue, redeem, assign or transfer any shares of capital stock of PPSS or purchase or make payment in respect of any shares of capital stock of PPSS now or previously outstanding. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to PPSS or any shares of its capital stock. The Existing PPSS Shares represent 100% of the outstanding equity securities of PPSS as of the date hereof, and the PPSS Shares will represent 100% of the outstanding equity securities of PPSS as of the Closing Date.
          (d) Subsidiaries. Except for the Subsidiaries and as set forth on Schedule 2.2(d), PPSS does not own of record, beneficially or equitably, any direct or indirect equity, investment or other interest in any other Person. PPSS Georgia is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Georgia, and Masys is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Minnesota. Each Subsidiary is duly qualified, licensed or authorized to do business and, if applicable, in good standing in each jurisdiction where the nature of the activities conducted by it or the character of the properties owned, leased or operated by it require such qualification, licensing or authorization, except where the failure to so qualify would not have a Material Adverse Effect. PPSS owns all of the issued and outstanding capital stock of PPSS Georgia, and PPSS Georgia owns all of the issued and outstanding capital stock of Masys. At the Closing, upon delivery of and payment for the PPSS Georgia Shares as provided in this Agreement, all of the PPSS Georgia Shares shall be transferred to IPC-US, and IPC-US shall have good and valid title to the PPSS Georgia Shares free and clear of any Liens, other than Permitted Liens.
          (e) Financial Statements. The Company has previously delivered or made available to Purchasers the following financial statements (collectively, the “Financial Statements”) (i) the audited consolidated balance sheet, consolidated statement of income, consolidated statement of retained earnings and consolidated statement of cash flows of the Company as at and for the years ended March 31, 2006 (the “Most Recent Fiscal Year End”), 2005 and 2004; and (ii) the unaudited consolidated balance sheet, consolidated statement of income and consolidated statement of retained earnings of the Company as at and for the eight months ended November 30, 2006. The Financial Statements have been prepared from and are consistent with the books, records and accounts of the Company, and have been prepared in accordance with GAAP, consistently applied throughout the periods indicated subject, in the case of the interim financial statements, to normal year-end adjustments and the matters set forth on Schedule 2.2(e). The Financial Statements present fairly, in all material respects, as of the dates and for the periods referred to therein, the Company’s consolidated financial position and consolidated results of operations.
          (f) Absence of Undisclosed Liabilities. Except as set forth on Schedule 2.2(f), there are no liabilities of the Company which would be required under GAAP to be reported or otherwise disclosed on a consolidated balance sheet of the Company, or any note thereto, other than (i) liabilities set forth in the most recent balance sheet included in the Financial Statements or in any note thereto; (ii) liabilities that have arisen thereafter in the ordinary course of business in accordance with past practice; and (iii) liabilities that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
          (g) Ordinary Course. Except for the Separation Transactions or as disclosed on Schedule 2.2(g), since the Most Recent Fiscal Year End, the Company has operated the Business in the ordinary course consistent with past practice, and the Company has not made or instituted, or agreed to make or institute, any material change in its methods of production, assembly, purchase, sale, lease, management, marketing, distribution, accounting, investment of funds or operations and, in particular, has not:
          (i) amended its articles of incorporation or by-laws;
          (ii) issued or sold any shares of or interests in, or rights of any kind to acquire any shares of or interests in, or received any payment based on the value of, its capital stock or any securities convertible or exchangeable into shares of its capital stock (including any stock options, phantom stock or stock appreciation rights) or adjusted, split, combined or reclassified its capital stock, or declared, paid or made any dividend or made any other distribution on, or directly or indirectly redeemed, purchased, retired or otherwise acquired, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock;
          (iii) made any investment of a capital nature in excess of $50,000, individually, or $150,000 in the aggregate; provided, however, that the Company has made capital expenditures and research and development expenditures consistent with the Company’s budget for fiscal year 2007 presented to Purchasers;
          (iv) created, incurred or assumed any liability for borrowed money except liabilities incurred under existing credit facilities to fund normal operations in the ordinary course of business;

          (v) merged or consolidated with any other Person, acquired any capital stock or other securities of any other Person, or acquired all or a significant portion of the assets of any other Person;
          (vi) assumed or guaranteed any liability or responsibility (whether primarily, secondarily, contingently or otherwise) for the obligations of any other Person, except for the endorsement for collection by the Company of instruments in the ordinary course of business;
          (vii) sold, transferred, leased to others, granted Liens, other than Permitted Liens, against, or otherwise disposed of any of its material assets, whether tangible or intangible, except for inventory sold in the ordinary course of business;
          (viii) permitted any lapse to occur, failed to take any actions to protect, or suffered any adverse change in respect of any of its Proprietary Rights;
          (ix) materially increased the compensation of any director or officer or, other than in the ordinary course of business consistent with past practice, any other employee, consultant or commission agent, or entered into, established, amended or terminated any benefit plan other than as required pursuant to the terms of agreements in effect on the date of this Agreement or as may be required by applicable Law;
          (x) made or rescinded any material election relating to Taxes, unless required to do so by applicable Law;
          (xi) settled or compromised any material Tax liability of the Company;
          (xii) prepared or filed any Tax Return of the Company materially inconsistent with past practice in preparing or filing similar Tax Returns in prior periods or, on any such Tax Return, took any position, made any election, or adopted any method that was materially inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods, in each case except to the extent required by Law;
          (xiii) made any material change to its accounting methods, principles or practices, except as may be required by Law or by GAAP;
          (xiv) paid, discharged, canceled, redeemed, repaid, compromised or satisfied any material claim, liabilities, debts or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than in the ordinary course of business consistent with past practice, or failed to pay or otherwise satisfy (except if being contested in good faith) any material accounts payable, liabilities, debts or obligations when due and payable;
          (xv) (A) entered into any Material Agreement, or (B) amended or modified any Material Agreement;

          (xvi) entered into any long term maintenance, support or services agreement other than in the ordinary course of business;
          (xvii) disclosed any confidential information relating to Company Proprietary Rights, other than to Persons with which the Company has entered into a confidentiality agreement;
          (xviii) adopted a plan of complete or partial liquidation or dissolution;
          (xix) initiated, compromised or settled (A) any material judicial, administrative or arbitral actions, suits or proceedings (public or private) by or before a Governmental Entity (other than in connection with the enforcement of the Company’s rights tinder this Agreement), or (B) any material claim under any insurance policy for the benefit of the Company or any of its Subsidiaries;
          (xx) agreed or committed, in writing or otherwise, to take any of the actions described in the foregoing subclauses (i) through (xix); or
          (xxi) created any accounts receivable or executed any purchase order or contract other than in the ordinary course of business consistent with, past practice.
          (h) Title to Assets; Conduct of Business. Except as disclosed on Schedule 2.2(h) and except for (i) Real Property, which is covered by Section 2.2(j) and (ii) Proprietary Rights, which are covered by Section 2.2(k), the Company has good and marketable title, or in the case of leased or subleased assets, valid and subsisting leasehold interests in, all of its assets, free and clear of any Liens, other than Permitted Liens. From and after the Closing, the Company will own, lease or otherwise have the contractual right (through the Transition Services Agreement or otherwise) to use all of the assets used in or necessary for the conduct of the Business as currently conducted. Except as set forth on Schedule 2.2(1), the Company is not a party to or subject to any agreement with any third party which restricts the ability of the Company to conduct its business as currently conducted in any geographic area or to solicit customers, employees or other service providers of any third party.
          (i) Tangible Assets. The tangible property owned, leased or used by the Company (including buildings, structures, facilities and equipment) (i) is in good operating condition and repair, reasonable wear and tear excepted and consistent with age; and (ii) except as disclosed on Schedule 2.2(i), is located at the Real Property.
          (j) Real Property. The Company does not own and has never owned any real property. Schedule 2.2(i) sets forth a true and complete list of all real property leased or otherwise used by the Company, identifying the lessor thereof (the “Real Property”). There is not existing or proposed as a matter of public record or, to the best of PI’s knowledge, presently contemplated, any condemnation or similar action, or zoning action or proceeding, with respect to any portion of the Real Property. There is not existing or proposed as a matter of public record or, to the best of PI’s knowledge, presently contemplated, any moratorium or similar impediment to land development, building construction, or hook-up to usage of water or sewer or other utility services that could materially adversely affect, either individually or in the aggregate, the use of any Real Property as it is currently being used or proposed to be used. The

Company has not granted any other Person any light to use or occupy any portion of the Real Property, and no other Person is using or occupying the same.
          (k) Proprietary Rights.
          (i) Schedule 2.2(k) identifies (A) each federal, state or foreign patent or trademark, tradename, servicemark or copyright registration which has been issued to the Company and has not expired with respect to any Proprietary Rights (with any relevant registration numbers identified), (B) each pending federal, state or foreign patent application or application for registration of a trademark, tradename, servicemark or copyright which the Company has made with respect to any Proprietary Right, (C) each license, sublicense, agreement or other permission pursuant to which the Company has granted to any third party me right to use any Proprietary Rights, and (D) each license, sublicense, agreement or other permission granted by a third party to the Company pursuant to use any Proprietary Rights.
          (ii) Except as disclosed on Schedule 2.2(k)(ii),each of the Proprietary Rights disclosed pursuant to Section 2.2(k)(i) as owned by the Company, and all software developed internally by the Company for use in its products, (A) is owned by the Company, free and clear of any Liens, other than Permitted Liens, and (B) is not currently the subject of any challenge, opposition, litigation or any other proceeding before any court, Governmental Authority or other regulatory body, except for proceedings in order to prosecute pending applications for registration of Proprietary Rights.
          (iii) Except with respect to licenses disclosed pursuant to Section 2.2(k)(i)(D), and except as disclosed on Schedule 2.2(k)(iii),the Company is not required to pay any royalty, license fee or similar compensation with respect to Proprietary Rights in connection the conduct of the Business as currently conducted. The Company currently owns or possesses licenses or other rights to use all Proprietary Rights necessary to the conduct of the Business as currently conducted and consistent with past practice.
          (iv) The Company has not interfered with, infringed upon, misappropriated or otherwise come into conflict with the Proprietary Rights of any other Person or committed any acts of unfair competition. No claims have been asserted by any Person alleging such interference, infringement, misappropriation, conflict or act of unfair competition.
          (v) To the best of PI’s knowledge, no Person is infringing upon the Proprietary Rights owned or used by the Company, and the Company has not notified any Person that it believes that such Person is interfering with, infringing, misappropriating or otherwise acting in conflict with the Proprietary Rights owned or used by the Company or engaging in any act of unfair competition or has done any of the foregoing.

          (vi) There are no Proprietary Rights developed by any shareholder, director, officer, consultant or employee of the Company that are used by the Business and that have not been transferred to the Company, or are not owned by the Company free and clear of any Liens, other than Permitted Liens.
          (vii) The Company has taken all necessary action, including the payment of maintenance and renewal fees due and owing prior to the date of this Agreement, in all appropriate jurisdictions to register and maintain the registration of all of the Proprietary Rights that are owned by the Company and which may be registered.
          (1) Material Agreements. Schedule 2.2(I) sets forth a true and complete list of each of the following, whether written or oral, to which the Company is a party or is otherwise bound (each, a “Material Agreement” ):
          (i) all loan agreements, indentures, mortgages, notes, installment obligations, factoring arrangements, capital leases or other agreements or instruments relating to the borrowing of money (or guarantees thereof);
          (ii) all contracts, open purchase orders or commitments for the purchase or sale of assets or services, excluding contracts, orders or commitments, or any series of related contracts, orders or commitments, involving payments, cost of performance or receipts by the Company following the date hereof of greater than $250,000;
          (iii) all contracts with any Governmental Authority, in which the Governmental Authority is contracting in a capacity other than as a customer of the Company;
          (iv) all leases, subleases or other agreements or arrangements under which the Company has the right to use me Real Property;
          (v) all leases, subleases or any other agreements or arrangements under which the Company has the right or license to use any personal property, whether tangible or intangible, owned or licensed by another Person;
          (vi) all agreements or arrangements under which any other Person has the right or license to use any real property or personal property, whether tangible or intangible, owned or licensed by the Company;
          (vii) all joint venture, “partnering” or similar agreements or understandings;
          (viii) all sales representative, distributor or dealer agreements, practices or understandings;
          (ix) all collective bargaining, employment, consulting or retainer agreements not listed on Schedule 2.2(t); and

          (x) all other contracts, without regard to monetary amount, which are material to the Company or the Business and not listed above.
          Neither the Company nor, to the best of PI’s knowledge, any other party is in default under any Material Agreement and, to the best of PI’s knowledge, no event has occurred which (after notice or lapse of time or both) would become a breach or default under any Material Agreement. Each Material Agreement is in full force and effect and is valid and legally binding against the Company, and, to the best of PI’s knowledge, the other parties thereto.
          (m) Litigation. Except as disclosed on Schedule 2.2(m), there is no claim, legal action, suit, arbitration, investigation by any Governmental Authority or other proceeding pending or, to the best of PI’s knowledge, threatened against or relating to the Company which, if adversely determined, could result in a Material Adverse Effect or would otherwise prevent, hinder or delay consummation of the transactions contemplated herein. Neither the Company nor any of its assets is subject to any outstanding judgment, order, writ, injunction or decree of any Governmental Authority.
          (n) Permits; Compliance with Laws.
          (i) Except as set forth on Schedule 2.2(n), (A) the Company has obtained all licenses, permits and other authorizations from all applicable Governmental Authorities necessary for the conduct of its business as currently conducted and (B) the Company is in compliance with all Laws applicable to it and has not received any written notice of any violation thereof.
          (ii) None of the Company or any of the directors, officers or managers of the Company nor, to the best of PI’s knowledge, any of the Company’s employees or agents, or the employees or agents or any other Person acting for or on behalf of any of them, has directly or indirectly (A) made any contribution or gift, which contribution or gift is in violation of any applicable Law, (B) made any bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property or services (I) to obtain favorable treatment in securing business, (II) to pay for favorable treatment for business secured, or (III) to obtain special concessions or for special concessions already obtained for or in respect of the Company or any Subsidiary, or any Affiliate thereof or (C) established or maintained any fund or asset for the purpose of effecting any action described in this clause (ii) that has not been properly recorded in the books and records of the Company.
          (o) Related Party Transactions. Except as disclosed on Schedule 2.2(o), the Company is not directly or indirectly a party to any contract or other arrangement (whether written or oral) providing for services (other than as an employee of a Company), products, goods or supplies, rental of real or personal property, or otherwise requiring payments to or from any of the following: Seller, an Affiliate of Seller (other than the PPSS and the Subsidiaries), any director or officer of PPSS, PPSS Georgia or Masys, or any corporation, partnership, other business entity or trust in which such director or officer has greater than a ten percent (10%) interest.

          (p) Insurance. Schedule 2.2(p) sets forth, as of the date hereof (and to be updated as of the Closing Date to reflect any changes), a list of the Company’s currently effective insurance policies (including property, casualty, liability (general, products and directors and officers) and workers’ compensation), excluding any insurance policies relating to the Company U.S. Benefit Plans or the Canadian Benefit Plans, listing for each policy the identity of the insurance carrier, the policy period, the limits and retentions and any special exclusions. Such policies are currently in full force and effect and the Company has not received any notice of termination or disallowance of claim on the part of the insurance carriers. The Company has not been denied insurance coverage by any provider at any time since December 31, 2001.
          (q) Taxes. Except as set forth on Schedule 2.2(q):
          (i) The Company has filed, or has applied for an extension to file (or has had filed or applied for on its behalf) on a timely basis all Tax Returns required by applicable Law to be filed by it on or before the Closing Date;
          (ii) All Tax Returns required by applicable Law to be filed by it on or before the Closing Date were true, correct and complete when filed;
          (iii) The Company has paid all Taxes due as a result of its activities or has made adequate provision for such Taxes such that the reserves for current Taxes (excluding reserves for deferred Taxes) in respect of the period ended on or including the Closing Date or to any periods ending prior thereto (the “Pre-Closing Tax Period”) will not be less than the reasonably estimated Tax liability accruing or payable by the Company in respect of the Pre-Closing Tax Period;
          (iv) There are no ongoing audits or examinations of any of the Tax Returns of the Company;
          (v) There are no claims, investigations, actions or proceedings pending or, to the best of PI’s knowledge, threatened against the Company by any taxing authority for any past due Taxes with respect to which the Company would be liable;
          (vi) There has been no waiver of any applicable statute of limitations or reassessment period nor any consent for the extension of the time for the assessment of any Tax against the Company;
          (vii) The Company is not a party to any tax sharing agreement which is binding and in effect on the date hereof;
          (viii) The Company has withheld and paid over all Taxes required to have been withheld and paid over and complied with all material information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with material amounts paid or owing to any employee, independent contractor, creditor, stockholder, non-resident or other third party;

          (ix) Neither PPSS nor any of its Subsidiaries has ever been a member of an affiliated, combined, consolidated or unitary Tax group (other than a group of which the Seller or one of its Subsidiaries was the common parent) and the Company is not liable for the Taxes of any other Person under Treasury Regulations §1.1502-6 (or any similar provision of state, local or foreign law), as transferee or successor, by contract, or otherwise;
          (x) The Company is not, nor has it ever been, a United States real property holding company within the meaning of Section 897(c)(2) of the Code;
          (xi) The Company will not be required as a result of any adjustment under Section 481 of the Code, or any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) to include any material item of income or exclude any material item of deduction from any Tax period ending on or after the Closing Date;
          (xii) No closing agreements, private letter rulings or similar agreements have been entered into or issued by any taxing authority with respect to the Company that will affect the Company’s liability for taxes in periods ending after the Closing Date. The Company has made available to Purchasers copies of all Tax Returns filed by the Company in the past three years;
          (xiii) The Company will not at any time be deemed to have a capital gain pursuant to subsection 80.03(2) of the Income Tax Act (Canada) or any equivalent provincial provision as a result of any transaction or event taking place in any taxation year ending on or before the Closing Date;
          (xiv) There are no circumstances existing which could result in the application of section 78 or 160 of the Income Tax Act (Canada) or any equivalent provincial provision to the Company; and
          (xv) The Company has charged, collected and remitted on a timely basis all Taxes as required under applicable legislation on any sale, supply or delivery whatsoever made by the Company.
          (r) U.S. Employee Benefit Plans.
          (i) Schedule 2.2(r) lists all U.S. Pension Plans and U.S. Welfare Plans which are maintained or contributed to by the Company. Each U.S. Pension Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code has been determined by the Internal Revenue Service (the “IRS”) to be so qualified and each trust created thereunder has been determined by the IRS to be tax exempt under Section 501 (a) of the Code. No “prohibited transaction,” as such term is defined in Section 406 of ERISA, has occurred with respect to any U.S. Pension Plan or U.S. Welfare Plan. No breach of fiduciary responsibility under Part 4 of Title I of ERISA has occurred which has resulted or may result in liability to the Company, any trustee, administrator or fiduciary of any U.S. Pension Plan or U.S. Welfare Plan. The Company does not maintain or contribute to a “Multiemployer Plan,” as such term is defined in Section 4001(a)(3) of ERISA.
          (ii) The Company has made available to Purchasers true and complete copies of the following documents, as they have been amended to the date hereof, relating to each U.S. Pension Plan and U.S. Welfare Plan: (A) all plan documents; (B) the current summary plan description for each U.S. Pension Plan and U.S. Welfare Plan; (C) the Form 5500, if applicable, for the most recent plan year; and (D) all insurance contracts.
          (iii) With respect to each U.S. Pension Plan and U.S. Welfare Plan, as applicable, except as would not, individually or in the aggregate, have a Material Adverse Effect: (A) the Company has performed all obligations required to be performed by such entity thereunder and the Company is not in default under or in violation thereof; and (B) each U.S. Pension Plan and U.S. Welfare Plan has been established, operated, maintained and performed in compliance with its terms, ERISA, the Code and all other applicable Laws, statutes, orders, rules and regulations. There are no actions, proceedings, arbitrations, investigations, suits or claims pending, or to best of PI’s knowledge threatened or anticipated (other than routine, non-material claims for benefits) with respect to any U.S. Pension Plan or U.S. Welfare Plan. No U.S. Pension Plan or U.S. Welfare Plan is under audit or investigation by the IRS, the Department of Labor or the Pension Benefit Guarantee Corporation, and to the best of PI’s knowledge, no such audit or investigation is pending or threatened.
          (iv) The Company does not maintain or contribute to any U.S. Pension Plan or U.S. Welfare Plan which provides, or has any liability or obligation to provide, material life insurance, medical or other employee welfare benefits to any employee upon his retirement or termination of employment, except as may be required by Section 4980B of the Code.
          (v) The execution of, and performance of the transactions contemplated in, this Agreement will not, whether alone or in connection with any other event, result in any material payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee or under any U.S. Pension Plan or U.S. Welfare Plan or Canadian Employee Benefit Plan.
          (vi) The Company has not made any payments or provided any benefits, and is not obligated to make any payments or provide any benefits, and is not a party to any arrangement that under any circumstances could obligate it to make any payments or provide any benefits, that would not be deductible under Section 280G of the Code.
          (s) Canadian Employee Benefit Plans.
          (i) Schedule 2.2(s) lists all retirement, pension, supplemental pension, post retirement savings, retirement savings, deferred compensation, incentive, life insurance, medical, hospital, dental care, vision care, drag, sick leave, short term or long term disability, salary continuation, or other employee benefit plan, program, arrangement or policy that is maintained or otherwise contributed to by PPSS, or offered to PPSS’ employees or former employees, and their respective spouse or beneficiaries, other than government sponsored pension, employment insurance, workers compensation and health insurance plans (the “Canadian Employee Benefit Plans”).
          (ii) Complete and updated copies of all documents pertaining to each Canadian Employee Benefit Plan have been provided or otherwise been made available to Purchasers, including each plan’s text, the three (3) last financial or actuarial reports (if any), and documents remitted to members or participants in any Canadian Employee Benefit Plan and their respective spouse or beneficiaries, and all material correspondence with the competent authorities in relation to such plans.
          (iii) Except as disclosed on Schedule 2.2(s), each Canadian Employee Benefit Plan is and has been established, maintained, administered and funded at all times incompliance with its terms and with the requirements of all applicable Laws; and is in good standing in respect of such requirements and Laws.
          (iv) Except as disclosed on Schedule 2.2(s) all contributions, premium or other payment of any nature whatsoever, including any interest or penalty, that is or was at any time required to be paid or remitted to in relation to any Canadian Employee Benefit Plan have been paid and remitted in due time.
          (v) Except as disclosed on Schedule 2.2(s), PPSS does not contribute and is not and was never required to contribute to any pension plan, including “registered retirement savings plans” (as defined in the Income Tax Act (Canada) (the “ITA”), “registered pension plans” (as defined in the ITA), “retirement compensation arrangements” (as defined in the ITA) and supplemental pension plans and arrangements, but excluding statutory plans (the “Pension Plans”). Except as disclosed on Schedule 2.2(s), PPSS does not contribute and is not and was never required to contribute to any multi-employer pension or benefit plan.
          (vi) No Pension Plan is or was at any time a defined benefit pension plan or contained any undertaking to provide any specific amount to any employee or former employee or their spouses after their retirement.
          (vii) There was no partial wind up, cash withdrawal, merger or division, or transfer of assets involving any Pension Plan.
          (viii) No facts or circumstances exist that could adversely affect the tax exempt status of any Canadian Employee Benefit Plans (including any Pension Plan).
          (t) Labor & Employment Matters.
          (i) Schedule 2.2(t) lists all of the employees of the Company (the “Employees”) as of the date of this Agreement and the position, status, length of service, compensation and benefits (other than benefits that are the subject to Section 2.2(r) or

Section 2.2(s)) of each of them, respectively. Except as disclosed in Schedule 2.2(t), the Company has not entered into any written employment contracts with any of its non-unionized Employees. Except as disclosed in Schedule 2.2(t). no Employee is on long-term disability leave, extended absence or receiving benefits pursuant to applicable provincial workers compensation legislation.
          (ii) The Company is not a party to any collective bargaining agreement, contract or legally binding commitment to any trade union or similar employee organization or group in respect of or affecting any of its Employees and, to the best of PI’s knowledge, the Company is not subject to any union organization effort.
          (iii) Except as set forth on Schedule 2.2(t), the Company has not paid nor will it be required to pay any bonus, fee, distribution, remuneration or other compensation to any person (other than salaries, wages or bonuses paid or payable to employees in the ordinary course of business in accordance with current compensation levels and practices as set out in Schedule 2.2(t)) as a result of the transaction contemplated by this Agreement.
          (iv) The Company is in compliance in all material respects with all currently applicable laws respecting, as applicable, employment and employment practices and standards, terms and conditions of employment and wages and hours, occupational health and safety, human rights, labor relations and workers compensation and is not engaged in any unfair labor practice. Since December 31, 2005, there have been no claims nor, to the best of PI’s knowledge, are there any threatened complaints under such laws against the Company in respect of its business. There is no unfair labor practice complaint pending or, to the best of PI’s knowledge, threatened against the Company before, as applicable, any provincial or federal labor relations board or any similar authority. The Company is not subject to assessments under any applicable provincial workers compensation legislation. There are no pending or, to the best of PI’s knowledge, threatened charges against the Company under applicable provincial occupational health and safety legislation relating to its business.
          (v) All accruals for unpaid vacation pay, premiums for employment insurance, health premiums, Canada Pension Plan premiums, accrued wages, salaries, bonuses and commissions up to the Closing Date have been reflected in the books and records of the Company.
          (u) Brokerage Fees. Except as set forth on Schedule 2.2(u), neither the Company nor Seller has engaged or authorized any broker, investment banker or other Person to act on its or their behalf, directly or indirectly, as a broker or finder who might be entitled to a fee, commission or other remuneration in connection with the transactions contemplated by this Agreement. All fees detailed on Schedule 2.2(u) shall be paid by Seller.
          (v) Product Warranty. Each product manufactured, assembled, sold, leased or delivered by the Company, has to the best of PI’s knowledge, been in conformity, in all material respects, with all applicable contractual commitments and all express warranties made by the Company, and the Company has no known liability for replacement or repair thereof or other damages in connection therewith, other than as provided in contracts between the Company and its customers.
          (w) Closing Date. All of the representations and warranties of Seller contained in this Section 2.2 are true and correct on the date of this Agreement and will be true on the Closing Date, except to the extent that Seller has otherwise advised Purchasers in writing before the Closing (each a “Schedule Update”). Each Schedule Update delivered to Purchase shall be deemed to modify the representations and warranties herein for the purposes of any claims for indemnification pursuant to Section 7.2(a) after the Closing Date to the extent that such Schedule Update discloses facts, events or circumstances which occurred after March 7, 2007. No Schedule Update shall be deemed to modify the representations and warranties herein for purposes of determining whether or not the condition to Closing set forth in Section 4.2(b) has been satisfied.
          (x) No Other Representation or Warranty. EXCEPT AS EXPRESSLY SET FORTH IN SECTION 2.1 OR THIS SECTION 2.2, SELLER MAKES NO OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO THE SHARES, THE COMPANY, THE BUSINESS OR ANY OF THE COMPANY’S ASSETS, INCLUDING ANY WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, EACH OF WHICH REPRESENTATIONS AND WARRANTIES IS HEREBY EXPRESSLY DISCLAIMED.
          (y) Environmental Matters. Except as disclosed in Schedule 2.2(y):
          (i) The Company is in compliance with and for the past three (3) years has been in compliance in all material respects with, all applicable Environmental Laws and all permits, approvals, identification numbers, licenses or other authorizations required to operate the Business or the Real Property, whether leased or owned, under any applicable Environmental Law (“Environmental Permits”). All past noncompliance with Environmental Laws or Environmental Permits has been resolved without any pending, ongoing or future obligation, cost or liability.
          (ii) To the best of PI’s knowledge, there are no underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which (a) petroleum and petroleum products, by-products, or breakdown products, radioactive materials, asbestos-containing materials and polychlorinated biphenyls, or (b) any other chemicals, materials or substances regulated as toxic or hazardous or as a pollutant, contaminant or waste under any applicable Environmental Law (collectively, “Hazardous Materials”) are being or, since December 31, 2005, have been treated, stored or disposed on any of the Real Property, or on any property formerly leased or occupied by the Company during the Company’s occupation thereof since December 31, 2005.
          (iii) The Company has not, and to the best of PI’s knowledge, no other Person has, disposed of, discharged, injected, spilled, leaked, leached, dumped, emitted, permitted to escape, emptied, seeped, placed or the like (“Release” or “Released”) into or upon any land or water or air or otherwise entering into surface waters, groundwaters, surface water sediment, soil, subsurface strata or ambient air (the “Environment”) Hazardous Materials on any of the Real Property, or on any property formerly leased or occupied by the Company during the Company’s occupation thereof any of the Real Property, or on any property formerly leased or occupied by the Company during the Company’s occupation thereof since December 31, 2005.
          (iv) The Company is not conducting, and has not undertaken or completed, any investigation, assessment, monitoring, treatment, excavation, removal, remediation or cleanup of Hazardous Material in the Environment (“Remedial Action”) relating to any Release or threatened Release at the Leased Real Property or at any other site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law or Environmental Permit.
          (v) To the best of PI’s knowledge, there is no friable and damaged asbestos or asbestos-containing material on any of the Real Property.
          (vi) None of the Real Property is listed or, to the best of PI’s knowledge, proposed for listing on the National Priorities List under the federal Comprehensive Environmental Response, Compensation, and Liability Act.
          (vii) There are no actions, suits, demands, demand letters, claims, liens, notices of non-compliance or violation, notices of liability or potential liability, investigations, proceedings, consent orders or consent agreements relating in any way to any Environmental Law, any Environmental Permit or any Hazardous Material or arising from any alleged injury or threat of injury to health, safety or the Environment (“Environmental Claims”) pending or, to the best of PI’s knowledge, threatened against the Company, the Business or the Leased Real Property, and to the best of PI’s knowledge, there are no circumstances that can reasonably be expected to form the basis of any such Environmental Claim, including with respect to any off-site disposal location currently or formerly used by the Company or any of its predecessors or with respect to any previously operated facilities.
          (viii) The Company has no Environmental Permits.
          (ix) The Company has provided or made available to the Purchasers copies of (i) all environmental assessment or audit reports and other similar studies or analyses obtained by the Company since December 31, 2005, relating to the Real Property or the operations of the Company in its possession, and (ii) all insurance policies issued at any time that may provide coverage to the Company for environmental matters.
          (z) Accounts Receivable. Except to the extent, if any, reserved for on the Closing Date Balance Sheet, all trade accounts receivable reflected on the Closing Date Balance Sheet arose from, and the trade accounts receivable existing on the Closing Date will have arisen from, the sale of products or services to Persons not affiliated with the Sellers or the Company and in the ordinary course of the Business consistent with past practice. Except as reserved against on the Closing Date Balance Sheet, those trade accounts receivable constitute or will constitute, as the case may be, only valid claims of the Company which are, to the best of PI’s Knowledge, not subject to any valid claims of setoff or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice.
          (aa) Product liability. There are no pending or, to the best of PI’s knowledge, threatened claims (and to the best of PI’s knowledge, there is no reasonable basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against the Company giving rise to any liability) arising out of any injury to individuals or property as a result of the ownership, possession or any use of any product manufactured, assembled, sold, leased or delivered by the Company, which liability is reasonably expected to have a Material Adverse Effect.
          (bb) Customers, Distributors and Suppliers. Schedule 22(bb) sets forth a list of the names of the ten (10) largest suppliers, the five (5) largest distributors and the ten (10) largest customers (measured by dollar volume of purchases or sales, as applicable, in each case) of the Company during each of the Company’s last two fiscal years. Except as set forth on Schedule 2.2(bb), no such customer, distributor or supplier has given the Company written notice, or to the best of PI’s knowledge, any other notice, that it is terminating, canceling, limiting or otherwise changing its business relationship with the Company, and, to the best of PI’s knowledge, no such customer, distributor or supplier has threatened to do so. Except as set forth on Schedule 2.2(bb), to the best of PI’s knowledge, no such customers, distributors or suppliers has (y) given the Company notice that it plans to terminate, cancel, limit or otherwise change its relationship with the Company as a result of the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, or (z) has threatened to take any such action.
          (cc) Bank Accounts. Schedule 2.2(cc) lists all of the Company’s bank accounts, including the account number, address and the names of all individuals authorized to draw thereon or have access thereto.
          (dd) Powers of Attorney. Other than listed in Schedule 2.2(dd), the Company has not granted any power of attorney or similar authority, which remains in force as of the Closing Date.
          (ee) Corporate Books and Records. Complete and accurate copies of the Company’s charter documents, bylaws, minutes books and stock registers have been provided by, or otherwise made available to, Purchasers.
     2.3 Representations and Warranties of the IPC Parties. The IPC Parties hereby represent and warrant to PI as set forth below.
          (a) Organization. Each of IPC-US and IPC is a corporation duly organized, validly existing and in good standing under the Laws of Delaware. IPC-Canada is a corporation duly organized, validly existing and in good standing under the Laws of the Canada.
          (b) Authority. Each IPC Party has full corporate power and authority to enter into this Agreement and each of the Ancillary Documents to which such IPC Party is a party, to carry out the transactions contemplated hereby and thereby, and to consummate the transactions contemplated hereby and thereby. Each IPC Party has properly taken all corporate action required to be taken by such IPC Party with respect to the execution and delivery of this Agreement and each of the Ancillary Documents to which such IPC Party is a party, and the consummation of the transactions contemplated hereby and thereby.
          (c) Execution and Delivery. This Agreement has been duly authorized, executed and delivered by each IPC Party and constitutes a legal, valid and binding obligation of such IPC Party, enforceable against such IPC Party in accordance with its terms and conditions. Each Ancillary Document to which an IPC Party is a party will have been duly authorized, executed and delivered by such IPC Party upon the Closing and, upon the execution and delivery thereof, will constitute a legal, valid and binding obligation of such IPC Party, enforceable against such IPC Party in accordance with its terms and conditions.
          (d) Competition Act Matters. For purposes of determining whether the threshold has been met for a pre-merger notification as set forth in Section 109 of the Competition Act, and calculated in accordance with the regulations under the Competition Act, as amended, the Purchasers and their affiliates (as defined in the Competition Act) together have (i) less than Cdn $200 million of assets in Canada, and (ii) less than Cdn $200 million in gross revenue from sales in, from or into Canada.
          (e) No Conflicts. The execution, delivery and performance by each IPC Party of this Agreement and each of the Ancillary Documents to which such IPC Party is a party, and the consummation of the transactions contemplated hereby and thereby do not and will not violate, conflict with or result in a breach of any term, condition or provision of, or require the consent of Governmental Authority or any other Person under, (i) the articles of incorporation or by-laws of any IPC Party, (ii) any judgment, order, writ, injunction or decree of any Governmental Authority to which any IPC Party is subject, or (iii) any material license, agreement, commitment or other instrument or document to which any IPC Party is a party or by any IPC Party is otherwise bound. No authorization, approval or consent of, and no registration or filing with, any Governmental Authority is required in connection with the execution, delivery or performance by each IPC Party of this Agreement and each of the Ancillary Documents to which such IPC Party is a party.
          (f) Financial Capacity. On the Closing Date, the IPC Parties will have sufficient funds on hand to purchase the PPSS Georgia Shares and the PPSS Shares on the terms and conditions contemplated by this Agreement and to consummate the transactions contemplated hereby.
          (g) Litigation. There is no claim, legal action, suit, arbitration, investigation by any Governmental Authority or other proceeding pending, or to the best of the IPC Parties’ knowledge, threatened against or relating to any IPC Party which, if adversely determined, could prevent, hinder or delay consummation of the transactions contemplated herein.
          (h) Brokerage Fees. The IPC Parties have not engaged or authorized any broker, investment banker or other Person to act on its behalf, directly or indirectly, as a broker or finder who might be entitled to a fee, commission or other remuneration in connection with the transactions contemplated by this Agreement.

ARTICLE III
CERTAIN COVENANTS
     3.1 Conduct of the Company Pending the Closing. PI covenants and agrees that, prior to the earlier to occur of the termination of this Agreement or the Closing, except for the consummation of the Separation Transactions, the consummation of the Debt Conversion (including the issuance of the Additional PPSS Shares), the settlement of the TIBCO Obligations (and actions related thereto), conduct and transactions contemplated by this Agreement (including any Schedule hereto) and as set forth in Schedule 3.1, it shall ensure that the Company conducts its business in the usual, regular and ordinary course of business consistent with its past practice and use its commercially reasonable efforts consistent with past practices to (A) preserve the existing relationships of the Company with customers and suppliers, (B) preserve intact its business organization, goodwill and ongoing operations, (C) retain the services of its key employees, (D) perform in all material respects its obligations under the Material Contracts, (E) maintain and keep in good repair (ordinary wear and tear excepted) its material properties, rights and assets (including Proprietary Rights), (F) maintain insurance coverage on such terms and in such amounts substantially as maintained on the date of this Agreement; and (G) make capital expenditures and research and development expenditures consistent with the Company’s fiscal 2007 budget previously presented to Purchasers. PI shall not permit the Company to take any of the actions described in any of clauses (i) through (xix) of Section 2.2(g) without the prior written consent of Purchasers.
     3.2 No Solicitation. From and after the date hereof and prior to the earlier to occur of the termination of this Agreement or the Closing, PI shall not, and shall not permit the Company or its directors, officers, employees, representatives and agents to, directly or indirectly, solicit, initiate or encourage any offers, inquiries or proposals from, or provide any confidential information to, or participate in any discussions or negotiations with, any Person other than Purchasers and their directors, officers, employees, representatives and agents concerning any merger, sale of assets, sale of equity securities of the Company or other similar transaction involving the Business, other than inquiries specifically relating to the transactions contemplated by this Agreement.
     3.3 Reasonable Efforts; Assurances. Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use all reasonable efforts to take or cause to be taken all action, and to do or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including using reasonable efforts to (a) obtain all consents or approvals referred to in Section 4.2(d), (b) effect promptly all necessary or appropriate registrations or filings with any Governmental Authorities and (c) fulfill or cause the fulfillment of the conditions to Closing set forth in Article IV. In case at any time after the Closing Date any further action is reasonably necessary or desirable to carry out the purposes of this Agreement or any transactions contemplated hereby, PI and Purchasers shall take such further action without additional consideration.

     3.4 Access and Information.
          (a) From and after the date hereof and prior to the earlier to occur of the termination of this Agreement or the Closing, PI shall afford, and shall cause the Company to afford, to Purchasers and its accountants, counsel and other representatives full access, upon reasonable prior notice and during normal business hours, to the Company’s properties, books, accounts, records, contracts, and personnel, as well as all information concerning the Company’s business, properties and personnel as Purchasers or its representatives may reasonably request. Without PI’s prior approval, Purchasers shall cause its representatives to refrain from (i) contacting any of the Company’s employees, customers or vendors in connection with Purchasers’ due diligence, and (ii) disclosing the transactions contemplated by this Agreement to any Person. The rights of Purchasers under this Section are subject to the obligations of Purchasers (as successor to or assignee of IPC Information Systems, LLC) under the Non-Disclosure Agreement, dated August 3, 2005 (as extended on September 14, 2006, the “Nondisclosure Agreement”), between PPSS and IPC Information Systems, LLC.
          (b) After the Closing, Purchasers shall afford, and shall cause the Company to afford, to PI and its accountants, counsel and other representatives reasonable access to the books, records and personnel of the Company to the extent PI has a legitimate interest therefor, including the preparation of the Closing Date Balance Sheet, preparation of Tax Returns pursuant to Section 8.3, reviewing Tax Returns prepared by the Company pursuant to Section 8.3, the implementation of any Separation Transactions that are not completed prior to or on the Closing Date, the defense of any claims, and other matters relating to the operations of the Company prior to the Closing Date, to the extent that such Persons have a reasonable need for the same and provided that such access does not unreasonably interfere with the operations of the Company.
     3.5 Notification of Certain Matters. From and after the date hereof and prior to the earlier to occur of the termination of this Agreement or the Closing, PI shall notify Purchasers:
          (a) if, subsequent to the date of this Agreement and prior to the Closing Date, PI becomes aware of the occurrence of any event or the existence of any fact that renders any of the representations and warranties made in Article II inaccurate or untrue in any material respect;
          (b) of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement; or
          (c) of any notice or other communication from any Governmental Authority in connection with the transactions contemplated hereby.
     3.6 Purchasers’ Notification Obligations. From and after the date hereof and prior to the earlier to occur of the termination of this Agreement or the Closing, Purchasers shall promptly notify PI in writing if either Purchaser becomes aware of the occurrence of any event or the existence of any fact that renders any of the representations and warranties made in Article II inaccurate or untrue in any material respect.

     3.7 Performance Bonds. From and after the date hereof and prior to the earlier to occur of the termination of this Agreement or the Closing,
          (a) PPSS shall use its commercially reasonable efforts to cancel or retire any Performance Bonds that are no longer contractually required to be outstanding in respect of the Business; and
          (b) With respect to Performance Bonds or any Company contract or agreement for which PI or any Affiliate thereof (excluding the Company and the Subsidiaries) has a reimbursement, guaranty or similar obligation, Sellers shall use their reasonable efforts to cause the issuer of such Performance Bond, or counterparty to such contract or agreement, to replace, substitute, retire or otherwise deal with such Performance Bond, or contract or agreement, in such a manner that neither PI nor any such Affiliate thereof (excluding the Company and the Subsidiaries) has or will have any liability or obligation with respect thereto. Purchasers shall cooperate with all activities of Sellers pursuant to this Section 3.8(b) and, at Sellers’ request, shall use their commercially reasonable efforts to cause the transactions set forth in this Section 3.8(b) to be effected.
     3.8 Satisfaction of Indebtedness. Prior to or concurrent with Closing, Sellers shall cause the Company to repay all of its Indebtedness in the manner described in Section 1.4 or otherwise, it being agreed that the PPSS Note and the PPSS Receivable will be settled and cancelled pursuant to the Debt Conversion.
     3.9 Position Technologies, Inc. Manufacturing Agreement. Prior to Closing, PPSS shall use its commercially reasonable efforts to enter into a binding manufacturing agreement with Positron Technologies, Inc. (the “PTI Manufacturing Agreement”), on terms and conditions reasonably acceptable to Purchasers, for the manufacture of property used in the Business that has been manufactured by Positron Technologies, Inc. PPSS shall permit Purchasers to participate in the process of negotiating the PTI Manufacturing Agreement on behalf of PPSS to the extent that Purchasers reasonable request.
     3.10 Cancellation of Intercompany Account Balances. Prior to Closing, PI and PPSS shall cause all accounts payable and accounts receivable between the PI and the Company to be settled in full and cancelled, it being agreed that the PPSS Note and the PPSS Receivable will be settled and cancelled pursuant to the Debt Conversion.
     3.11 Transition Services Agreement. On or prior to Closing, PI and Purchasers shall use their commercially reasonable efforts to negotiate a transition services agreement to be entered into between PI and PPSS at Closing, in form and substance reasonably acceptable to PI and Purchasers, whereby PI would provide PPSS with certain transition services in accordance with the principles set forth on Exhibit B hereto (the “Transition Services Agreement”).
     3.12 Subordination Agreement. On or prior to Closing, Purchasers shall and PI shall cause its parent, Positron Canada Holding Corp (“Parent”) to negotiate a subordination agreement to be entered into among Parent and Purchasers at Closing, in form and substance reasonably acceptable to Parent and Purchasers, whereby Parent will agree to subordinate any obligation owed to Parent by PI to any obligations of PI to the Purchaser Indemnified Parties pursuant to Section 7.2 hereunder (the “Subordination Agreement”).
     3.13 Tail Insurance. Prior to the Closing, PI and the Purchasers will mutually and in good faith seek to ascertain whether the Company requires an insurance policy providing continuing or “tail” coverage under the Company’s professional liability insurance policy, either because (i) such insurance policies will terminate at Closing, or (ii) Purchasers’ existing insurance policies will not cover such claims with respect to pre-Closing occurrences. In the event that PI and the Purchasers mutually determine that such continuing or “tail” coverage is required, the Company will purchase such coverage as is mutually agreed to, and the cost of such coverage shall be borne equally by PI, on the one hand, and Purchaser, on the other hand.
ARTICLE IV
CONDITIONS TO CLOSING
     4.1 Conditions to Obligation of Sellers. The obligation of Sellers to consummate the transactions contemplated hereby shall be subject to the satisfaction on or prior to the Closing of the following conditions (any of which may be waived in writing by Sellers):
          (a) Purchasers shall have performed and complied in all material respects with all obligations and agreements hereunder required to be performed by Purchasers or complied with by Purchasers on or prior to the Closing;
          (b) the representations and warranties of Purchasers contained in this Agreement shall be true and correct in all material respects as of the Closing Date as if made as of such date;
          (c) no action, suit, claim or proceeding by or before any Governmental Authority shall be pending which seeks to restrain, prevent or materially delay or restructure the transactions contemplated hereby or which otherwise questions the validity or legality of any such transactions; and
          (d) Sellers shall have received all deliveries set forth in Section 5.3.
     4.2 Conditions to Obligation of Purchasers. The obligation of Purchasers to consummate the transactions contemplated hereby shall be subject to the satisfaction on or prior to the Closing of the following conditions (any of which may be waived in writing by Purchasers):
          (a) Sellers shall have performed and complied in all material respects with all obligations and agreements hereunder required to be performed by Sellers or complied with by Sellers on or prior to the Closing;
          (b) the representations and warranties of PI contained in this Agreement shall be true and correct in all material respects as of the Closing Date, regardless of any Schedule Update, as if made as of such date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and correct in all material respects as of such date or with respect to such period, and except for inaccuracies in the representations and warranties in Section 2.2(c) due to compliance with any provision of this Agreement);
          (c) no action, suit, claim or proceeding by or before any Governmental Authority shall be pending which seeks to restrain, prevent or materially delay or restructure the transactions contemplated hereby or which otherwise questions the validity or legality of any such transactions;
          (d) the consents set forth on Schedule 2.l(c) shall have been obtained;
          (e) there shall not have occurred any Material Adverse Effect; provided, however, that the condition set forth in this Section 4.2(f) may not be invoked by Purchasers after March 7, 2007; and
          (f) Purchasers shall have received all deliveries set forth in Section 5.2.
ARTICLE V
CLOSING
     5.1 Closing.
          (a) The closing of the transactions contemplated hereby, other than the purchase and sale of the PPSS Georgia Shares (the “Closing”), shall take place at the offices of Neal, Gerber & Eisenberg, LLP, 2 North LaSalle Street, Chicago, Illinois, or if required by Purchasers’ lender, at the offices of Purchaser’s counsel, at 10:00 a.m., local time, on the later to occur of (i) the second business day after satisfaction or waiver of the conditions of the parties to consummate the transactions contemplated by this Agreement (other than the conditions with respect to actions the respective parties will take at the Closing itself), (ii) the date which is twenty-two (22) days after the date of this Agreement or (iii) at such other place, at such other time or on such other date as the parties may mutually agree. The date on which the Closing actually occurs is referred to herein as the “Closing Date”. The Closing shall be effective immediately after the close of business on the Closing Date.
          (b) The Closing of the PPSS Georgia Shares shall take place at the offices of Neal, Gerber & Eisenberg, LLP, 2 North LaSalle Street, Chicago, Illinois, or if required by Purchasers’ lender, at the offices of Purchaser’s counsel, at 11:59 p.m., local time on the day immediately preceding the Closing Date or at such other place, at such other time or on such other date as the parties may mutually agree.
     5.2 Deliveries by Sellers. Subject to the terms and conditions hereof, Sellers shall deliver, or cause to be delivered, the following to Purchasers, or the appropriate Purchaser, at or before the Closing:
          (a) certificates, duly endorsed for transfer, representing the PPSS Georgia Shares and the PPSS Shares, in each case together with stock powers or other appropriate instruments of transfer endorsed in blank by PPSS or PI, as applicable;

          (b) resignations or evidence of removal, effective as of the Closing Date, of all of the directors and officers of PPSS and each Subsidiary;
          (c) a copy of a sublease in the form attached hereto as Exhibit C (the “Sublease”) with respect to the real property located at 5101 Buchan Street, Montreal, Quebec, Canada (the “Montreal Facility”), duly executed by PI, pursuant to which PI will sublease a portion of the Montreal Facility to PPSS from and after the Closing, accompanied by evidence of the consent of the landlord thereto;
          (d) a copy of the Escrow Agreement, duly executed by PI;
          (e) a copy of a Transition Services Agreement, duly executed by PI;
          (f) a copy of the Subordination Agreement, duly executed by Parent;
          (g) a certificate of the chief executive officer of PI, dated the Closing Date, certifying compliance with the conditions set forth in Sections 4.2(a) and 4.2(b);
          (h) a copy of the articles of incorporation of PPSS and each Subsidiary, which has been filed with the appropriate Governmental Authority, certified as of a recent date by the secretary of PPSS;
          (i) a certificate of compliance issued by the Director, Industry Canada with respect to PPSS;
          (j) certificates of good standing or existence with respect to each Subsidiary, issued not earlier than 10 days prior to the Closing Date, certified by the Secretary of State of the State of such company’s organization and each jurisdiction in which such company is authorized to do business;
          (k) a legal opinion from Neal, Gerber & Eisenberg LLP, PI’s U.S. legal counsel, addressed to the Purchasers and dated the Closing Date, substantially in the form of Exhibit D-l;
          (l) a legal opinion from Ogilvy Renault S.E.N.C.R.L., s.r.l./LLP, PI’s Canadian legal counsel, addressed to the Purchasers and dated the Closing Date, substantially in the form of Exhibit D-2;
          (m) employment or consulting agreements on terms reasonable satisfactory to Purchasers executed by each of the key Company employees listed on Schedule 5.2(I) hereof;
          (n) a copy of a License Agreement substantially in the form of attached Exhibit E (the “License Agreement”), duly executed by PI;
          (o) a copy of the PTI Manufacturing Agreement, duly executed by PPSS and PTI; and

          (p) evidence reasonably satisfactory to Purchasers that all Indebtedness of the Company has been repaid.
     5.3 Deliveries by Purchasers. Subject to the terms and conditions hereof, Purchasers shall deliver the following to Sellers, or the appropriate Seller, at or before the Closing:
          (a) the PPSS Georgia Shares Purchase Price and the PPSS Shares Purchase Price, in accordance with the appropriate provisions of Article I;
          (b) a copy of the Sublease, duly executed by PPSS;
          (c) a copy of the Escrow Agreement, duly executed by IPC-Canada;
          (d) a copy of the Transition Services Agreement, duly executed by PPSS;
          (e) a copy of the Subordination Agreement, duly executed by Purchasers;
          (i) a copy of the License Agreement, duly executed by PPSS; and
          (g) a certificate of IPC-Canada, dated the Closing Date and signed by the chief executive officer of IPC-Canada evidencing compliance with the conditions set forth in Sections 4.1(a) and 4.1(b).
     5.4 Other Documents. The parties agree to execute and deliver on or before the Closing all other documents that are necessary or advisable in order to consummate the transactions contemplated hereby or in connection herewith.
ARTICLE VI
TERMINATION
     6.1 Termination. This Agreement may be terminated at any time prior to the Closing:
          (a) by mutual consent of Purchasers and Sellers;
          (b) by either Purchasers or Sellers if there shall have been a breach or inaccuracy on the part of the other party (treating each of PI and PPSS, on the one hand, and IPC-US and IPC-Canada, on the other hand, as a party for this purpose) in any material respect of any representation or warranty set forth in this Agreement, or if any such representation or warranty shall have become untrue, in either case if such breach has not been cured by such other party within 30 days after receipt of written notice of such breach from the terminating party;
          (c) by Purchasers or Sellers if there shall have been a breach in any material respect of any covenant or agreement in this Agreement to be performed by the other party treating each of PI and PPSS, on the one hand, and IPC-US and IPC-Canada, on the other hand, as a party for this purpose), if such breach has not been cured by such other party within 30 days after receipt of written notice of such breach from the terminating party, provided that the terminating party shall not then be in breach of any of its covenants or agreements under this Agreement;

          (d) by either party if the Closing shall not have been consummated on or before March 31, 2007, (provided that the terminating party is not otherwise in material breach of its obligations under this Agreement), which date may be extended by written agreement of Purchasers and Sellers.
     6.2 Effect of Termination. In the event of the termination of this Agreement in accordance with Section 6.1, all further obligations of the parties hereunder shall terminate; provided, however, that the obligations of the parties set forth in Sections 8.1 and 10.13 shall survive such termination. Each party’s right of termination under Section 6.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. Upon termination of this Agreement under Section 6.1(a), there shall be no liability on the part of any party hereto or their respective directors, officers, shareholders or agents. A termination under Sections 6.1(b), 6.1(c) or 6.1(d) shall be without prejudice to the rights of any party hereto arising out of the breach by any other party of any representation, warranty, covenant or other provision of this Agreement.
ARTICLE VII
INDEMNIFICATION
     7.1 Survival. Subject to the next sentence, the representations, warranties, covenants and agreements set forth in this Agreement, or in any Ancillary Document or in any certificate or other writing delivered in connection with this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby. With respect to claims for breaches of representations and warranties referred to in Section 7.2(a) or 7.3(a), PI or Purchasers (as applicable) shall not be liable for any Losses arising therefrom unless written notice of such breach is given by the Purchaser Indemnified Parties or PI Indemnified Parties (as applicable) within one year after the Closing Date, except for Losses arising from a breach of the representations contained in Sections 2.1(a)(Authority), 2.1(b)(Execution and Delivery), 2.1(d)(Title), 2.2(a)Organization, Standing and Qualification), 2.2(c)(Capitalization), 2.2(q)(Taxes), 2.2(r)(U.S. Employee Benefit Plans), 2.2(s)(Canadian Employee Benefit Plans) and 2.2(y)(Environmental Matters) (collectively, the “Fundamental Representations”) for which PI shall be not be liable for any Losses arising therefrom unless written notice of such breach is given by a Purchaser Indemnified Party prior to 30 days after the expiration of the applicable statute of limitations with respect to the matter giving rise to the breach (including any extensions thereof).
     7.2 Indemnification by PI. Subject to the limitations set forth in this Article VII, PI agrees to indemnify Purchasers and their Affiliates (including the Company) and their respective officers, directors, employees, agents and representatives (the “Purchaser Indemnified Parties”) against, and agrees to hold each of them harmless from, any and all Losses incurred or suffered by them incident to, resulting from or in any way arising out of or in connection with any of the following (in each case so long as notice of a claim for indemnification is made in good faith within any applicable survival period):
          (a) any breach of or any inaccuracy in any representation or warranty made by PI in this Agreement or any Ancillary Document; or

          (b) any breach of or failure by PI to perform any covenant or obligation of PI contained in this Agreement or in any Ancillary Document; or
          (c) all Taxes of the Company with respect to any Pre-Closing Tax Period, including the pre-Closing portion of any Straddle Period without regard to my disclosure set forth on Schedule 2.2(q); or
          (d) any claims made against the Company by TIBCO Software Inc. or its Affiliates with respect to the Company’s failure to pay any royalties, license fees or other fees attributable to TIBCO software incorporated into the Company’s products or provided to the Company’s customers prior to the Closing Date (the“TIBCO Obligations ”); or
          (e) any claims made against the Company in connection with the Pension Plan for Employees of Positron Industries Inc. (the “Pension Plan Liabilities ”).
For purposes of this Agreement, the term “Loss” or “Losses” shall mean any and all liabilities, losses, costs, claims, damages, penalties, interest charges and documented out-of-pocket expenses (including attorneys’ fees); provided, however, that Losses incurred by any Purchaser Indemnified Party (other than pursuant to a Third Party Claim) shall be determined without regard to any special, exemplary, punitive, consequential and incidental damages. In the event that any of the foregoing are indemnifiable hereunder, the terms “Loss” and “Losses” shall include any and all attorneys’ fees and expenses and costs of investigation and litigation incurred by the Indemnified Person in enforcing such indemnity.
For purposes of determining whether PI shall be required to indemnify any Purchaser Indemnified Party under this Article VII, any materiality (including Material Adverse Effect) standard or qualification contained in any representation, warranty, covenant or agreement shall be taken into account.
     7.3 Indemnification by Purchasers. Purchasers agree to indemnify PI and its Affiliates, officers, directors, employees, agents and representatives (the “PI Indemnified Parties ”) against, and agrees to hold each of them harmless from, any and all Losses incurred or suffered by them incident to, resulting from or in any way arising out of or in connection with any of the following (in each case so long as notice of a claim for indemnification is made in good faith within any applicable survival period):
          (a) any breach of or any inaccuracy in any representation or warranty made by Purchasers in this Agreement or any Ancillary Document; or
          (b) any breach of or failure by Purchasers to perform any covenant or obligation of Purchasers contained in this Agreement or any Ancillary Document; or
          (c) any claim for payment or reimbursement with respect to a Performance Bond that is required by a Company contract to be in effect on the Closing Date to the extent relating to a post-Closing event or circumstance or post-Closing breach by the Company of such Company contract; provided, however, no PI Indemnified Party shall be entitled to indemnification pursuant to this Section 7.3(c) to the extent that the Purchaser Indemnified

Parties are entitled to indemnification pursuant to Section 7.2(a) with respect to such post-Closing event, circumstance or post-Closing breach.
     7.4 Claims. No party hereto will be liable for any claim for indemnification under this Article VII unless written notice of a Claim for indemnification is promptly delivered by the party seeking indemnification (the “Indemnified Person”) to the party from whom indemnification is sought (the “Indemnifying Person”) prior to the expiration of the applicable survival period, if any, set forth in Section 7.1 (and in any event, within 10 days after receiving notification of any claim by a third party which may give rise to a claim for indemnification (a “Third Party Claim”)); provided that no delay on the part of the Indemnified Party in notifying the Indemnifying Party will relieve the indemnifying Party from any obligation hereunder except to the extent that the Indemnifying Party is prejudiced thereby. All notices given pursuant to this Section 7.4 will describe with reasonable specificity the basis of the Indemnified Party’s claim for indemnification. Upon receipt of notice of a Third Party Claim, the Indemnifying Party will be entitled to participate therein and, to the extent desired, to assume the defense thereof with counsel of its choice. However, the Indemnified Party may continue to participate in (but not control) such defense at its own cost and expense, which costs and expenses shall not be subject to the indemnification provisions in this Article VII. unless the Indemnifying Party does not actually assume the defense thereof following notice of such election. If the Indemnifying Party does not assume the defense of such Third Party Claim, the Indemnified Party will have the right to undertake the defense of such Third Party Claim, by counsel or other representatives of its own choosing (subject to the right of the Indemnifying Party to assume the defense of or opposition to such Third Party Claim at any time prior to settlement, compromise or final determination thereof). Whether or not the Indemnifying Person chooses to defend or prosecute any such claim, suit, action or proceeding, all of the parties hereto shall cooperate in the defense or prosecution thereof.
     7.5 Limitation on Liability.
          (a) Notwithstanding Section 7.2, PI shall have no liability under Section 7.2 to indemnify the Purchaser Indemnified Parties for any Losses incurred by the Purchaser Indemnified Parties with respect to Section 7.2 unless and until the aggregate amount of all such Losses exceeds $620,000 (the “Deductible”), in which event PI shall only be required to indemnify the Purchaser Indemnified Parties to the extent that such Losses exceed the Basket. Notwithstanding anything contained in this Article VII other than the remainder of this Section 7.5(a), the aggregate liability of PI under this Agreement shall not exceed $6,200,000 (the “Cap”). However, the limitations contained in the preceding portion of this Section 7.5 will not apply to any claim with respect to (i) the breach by either Seller of a covenant contained herein or in an Ancillary Document, (ii) fraud, willful concealment or intentional breach or misrepresentation, (iii) the breach of any Fundamental Representation, (iv) the TIBCO Obligations, or (v) the Pension Plan Liabilities; provided, however, that, the aggregate liability of PI for all indemnification claims under Section 7.2, taken together with any other amounts paid by PI to the Purchaser Indemnified Parties pursuant to Section 7.2, shall not exceed the Purchase Price. Nothing contained in this Section 7.5(a) shall limit Purchasers’ rights under Section 6.2. Furthermore, the Deductible shall not apply to Losses arising out of any breach of the representations and warranties contained in Section 2.2(k)(iv); and instead, PI shall have no liability under Section 7.2 to indemnify the Purchaser Indemnified Parties for any Losses incurred by the Purchaser Indemnified Parties arising out of any breach of the representations and warranties contained in Section 2.2(k)(iv) unless and until the aggregate amount of all such Losses exceeds $300,000, in which event PI shall only be required to indemnify the Purchaser Indemnified Parties to the extent that such Losses exceed $300,000.
          (b) Notwithstanding Section 7.3, Purchasers shall have no liability under Section 7.3 to indemnify the PI Indemnified Parties for any Losses incurred by the PI Indemnified Parties with respect to Section 7.3 unless and until the aggregate amount of all such Losses exceeds $620,000, in which event Purchasers shall only be required to indemnify the PI Indemnified Parties to the extent that such Losses exceed $620,000. Notwithstanding anything contained in this Article “VII other than the remainder of this Section 7.5(b), the aggregate liability of Purchasers under this Agreement shall not exceed $6,200,000. However, the limitations contained in the preceding portion of this Section 7.5(b) will not apply to any indemnification claims under Section 7.3 with respect to (i) the breach by Purchasers of a covenant contained herein or in any Ancillary Document or (ii) any indemnification pursuant to Section 7.3(c), provided, however, that, the aggregate liability of Purchasers for all claims under Section 7.3 (a) shall be limited to the Purchase Price. Nothing contained in this Section 7.5(b) shall limit Sellers’ rights under Section 6.2.
     7.6 Mitigation. Each party hereto agrees to use commercially reasonable efforts to mitigate any Loss which forms the basis of a claim for indemnification hereunder. All Losses recoverable by an Indemnified Person shall be net of insurance proceeds actually recovered by or on behalf of such Indemnified Person. All Losses recoverable by an Indemnified Person shall be net of the amount of any tax reduction realized by the Indemnified Person as a result of tax benefits resulting directly from the matter giving rise to such Losses. If an Indemnifying Person makes a payment in respect of Losses of an Indemnified Person, and if at any time subsequent to such payment the amount of such Losses is reduced by recovery, settlement, or otherwise under or pursuant to any insurance coverage or pursuant to any claim, recovery, settlement, or payment by or against any other person or entity (excluding any taxing authority), the amount of such reduction, less any costs, expenses, premiums, or taxes incurred in connection therewith will promptly be repaid by the Indemnified Person to the Indemnifying Person. In the event that any claim for indemnification asserted hereunder is, or maybe, the subject of any insurance coverage or other right to indemnification or contribution from any third Person, the Indemnified Person expressly agrees to promptly notify the applicable insurance carrier of any such claim or loss for which it would be commercially reasonable to do so in the absence of any escrow funds to cover such claim or loss and tender defense thereof to such carrier, and shall also promptly notify any potential third party indemnitor or contributor which may be liable for any portion of such losses or claims. The Indemnified Person agrees to pursue such claims diligently and to reasonably cooperate with each applicable insurance carrier and third party indemnitor or contributor. PI shall have the right to examine the books and records of Purchasers and the Company and its subsidiaries to the extent necessary to investigate and defend against any claim for indemnification made by a Purchaser Indemnified Party.
     7.7 Escrow.
          (a) The Indemnity Escrow Amount shall be used solely in connection with claims for indemnification made by the Purchaser Indemnified Parties pursuant to Section 7.2,

other than Tax Indemnity Claims. On the 12-month anniversary of the Closing Date (the “Indemnity Escrow Release Date”), the parties shall direct the Escrow Agent to release to PI a portion of the Indemnity Escrow Amount equal to the excess, if any, of (x) the aggregate remaining amount of the Indemnity Escrow Amount, less (y) the aggregate amount of Losses specified in any then unresolved good faith indemnification claims, other than Tax Indemnity Claims, made by Purchasers pursuant to Section 7.2. To the extent that, on the Indemnity Escrow Release Date, any amount has been reserved and withheld from distribution from the Indemnity Escrow Amount on such date on account of such an unresolved claim for indemnification and, subsequent to the Indemnity Escrow Release Date, such claim is resolved, the parties shall immediately direct the Escrow Agent to release (i) to Purchasers the amount of Losses, if any, due in respect of such claim as finally determined and (ii) to PI an amount equal to the excess, if any, of the amount theretofore reserved and withheld from distribution in respect of such claim over the payment, if any, made pursuant to the foregoing clause (i) of this sentence.
          (b) The Tax Indemnity Escrow Amount shall be used solely in connection with claims for indemnification made by the Purchaser Indemnified Parties pursuant to Section pursuant to Section 7.2(a) with respect to a breach of the representations and warranties in Section 2.2(q) or pursuant to Section 7.2(c) (collectively,“Tax Indemnity Claims”). On that date (the “Tax Escrow Release Date”) that is 30 days after the later to occur of (i) the expiration of the statute of limitations or normal reassessment period under applicable Canadian federal income tax law, as the case may be, with respect to the Canadian federal income Tax Return filed by PPSS with respect to its taxable year ending on the Closing Date or (ii) the expiration of the statute of limitations with respect to the United States federal income Tax Return filed by PPSS Georgia with respect to its taxable year ended March 31, 2007, the parties shall direct the Escrow Agent to release to PI a portion of the Tax Indemnity Escrow Amount equal to the excess, if any, of (x) the aggregate remaining amount of the Tax Indemnity Escrow Amount, less (y) the aggregate amount of Losses specified in any then unresolved good faith Tax Indemnity Claims. To the extent that, on the Tax Escrow Release Date, any amount has been reserved and withheld from distribution from the Tax Indemnity Escrow Amount on such date on account of such an unresolved claim for indemnification and, subsequent to the Tax Escrow Release Date, such claim is resolved, the parties shall immediately direct the Escrow Agent to release (i) to Purchasers the amount of Losses, if any, due in respect of such claim as finally determined and (ii) to PI an amount equal to the excess, if any, of the amount theretofore reserved and withheld from distribution in respect of such claim over the payment, if any, made pursuant to the foregoing clause (i) of this sentence.
          (c) The Umbrella Indemnity Escrow Amount shall be used solely in connection with (A) Tax Indemnity Claims to the extent that the then remaining Tax Indemnity Escrow Amount is not sufficient to satisfy any Tax Indemnity Claims and (B) claims for indemnification made by the Purchaser Indemnified Parties pursuant to Section 7.2 (other than with respect to breaches of representations and warranties which are not Fundamental Representations) to the extent that the then remaining Indemnity Escrow Amount is not sufficient to satisfy any such claim (collectively, “Umbrella Indemnity Claims”). On the 36-month anniversary of the Closing Date (the“Umbrella Escrow Release Date”), the parties shall direct the Escrow Agent to release to PI a portion of the Umbrella Indemnity Escrow Amount equal to the excess, if any, of (x) the aggregate remaining amount of the Umbrella Indemnity

Escrow Amount, less (y) the aggregate amount of Losses specified in any then unresolved good faith Umbrella Indemnity Claims. To the extent that, on the Umbrella Escrow Release Date, any amount has been reserved and withheld from distribution from the Umbrella Indemnity Escrow Amount on such date on account of such an unresolved claim for indemnification and, subsequent to the Umbrella Escrow Release Date, such claim is resolved, the parties shall immediately direct the Escrow Agent to release (i) to Purchasers the amount of Losses, if any, due in respect of such claim as finally determined and (ii) to PI an amount equal to the excess, if any, of the amount theretofore reserved and withheld from distribution in respect of such claim over the payment, if any, made pursuant to the foregoing clause (i) of this sentence.
          (d) The Parties hereto agree that, for U.S and Canadian federal, provincial and state income tax purposes, any income earned on or derived from the Indemnity Escrow Amount or the Tax Indemnity Escrow Amount shall be allocated to PI and all such accrued income will be released to PI on a quarterly basis.
     7.8 Exclusivity. The parties hereto agree that, from and after the Closing Date, with respect to any breach or violation of any representation or warranty or any covenant, obligation or other term set forth in this Agreement, the only relief available to the party indemnified for such breach in respect of such breach shall be (a) damages, but only to the extent properly claimable hereunder as may be limited pursuant to this Article VII; (b) specific performance if a court of competent jurisdiction in its discretion grants the same; or (c) injunctive relief or declaratory relief if a court of competent jurisdiction in its discretion grants the same.
     7.9 Treatment of Indemnity Payments. PI and Purchasers agree to treat all payments made by either of them to or for the benefit of the other under this Article VII as increases or decreases, as applicable, to the PPSS Shares Purchase Price.
ARTICLE VIII
ADDITIONAL COVENANTS
     8.1 Confidentiality. Whether or not the transactions contemplated hereby are consummated, Purchasers, PPSS and PI shall keep confidential all (a) confidential information relating to the marketing strategies, pricing policies or characteristics, customers, suppliers and customer and supplier information, customer and supplier lists, product or product specifications, Proprietary Rights, designs, manufacturing, testing or assembly processes or costs, costs of materials, business or business prospects, plans, proposals, codes, marketing studies, research, reports, investigations, or other information of similar character which relate to the Business or the Company, and (b) information and materials regarding another party reasonably designated by such party as confidential at the time of disclosure thereof (collectively referred to as“Confidential Information”). If the transactions contemplated hereby are consummated, PI shall maintain confidential and shall not use or disclose, directly or indirectly (except as required by law or as authorized in writing by Purchasers prior to such disclosure), any Confidential Information including all Confidential Information relating to the Company or the Business. If the transactions contemplated hereby are not consummated, Purchasers will return to Sellers all Confidential Information (in whatever medium or embodiment) which has been provided to Purchasers pursuant to this Agreement or otherwise in connection with this transaction, and Purchasers will destroy all copies of any analyses, compilations, studies or other documents prepared by Purchasers or for Purchasers’ use containing or reflecting any such Confidential Information. For the avoidance of doubt, the Nondisclosure Agreement shall survive termination of this Agreement.
     8.2 Restrictive Covenants.
          (a) Non-interference with Customer and Supplier Relationships. Except for such actions as are necessary to ensure the compliance by PI of its obligations under this Agreement and the Ancillary Documents, PI covenants and agrees that neither PI nor any Subsidiary or Affiliate of PI, including Reginald Weiser, shall, for a period of five years following the date hereof, directly or indirectly, on its own behalf or on behalf of any other Person, contact or do business with any customer or supplier of the Business with respect to any product or service which is competitive with any product or service which constitutes, or is part of, the Business as of the date hereof. This covenant applies to those customers and suppliers, and their respective Affiliates to which the Company or any of its Affiliates have sold their products or services as part of the Business prior to the date hereof, and those prospective customers and suppliers with which the Company or any of its Affiliates have actively pursued sales or supply opportunities prior to the date hereof.
          (b) Non-Competition. Except for such actions as are necessary to ensure the compliance by PI of its obligations hereunder and under the Ancillary Documents, PI covenants and agrees that neither PI, nor any Subsidiary or Affiliate of PI, including Reginald Weiser shall, for a period of five years following the date hereof, directly or indirectly own an interest in, operate, join, control, advise, work for, consult to, have a financial interest which provides any control of, or participate in any Person producing, designing, providing, soliciting orders for, selling, distributing, consulting to, or marketing or re-marketing products or services competitive with or in substantially the same line of business as the Business, or any part thereof, as of the date hereof. This prohibition applies in Canada and the United States. This covenant does not prohibit the mere ownership of less than 5% of the outstanding stock of any publicly-traded corporation as long as PI is not otherwise in violation of this Agreement. Nothing contained in this Section 8.2 shall limit PI or any of its Subsidiaries or Affiliates from continuing to conduct the Existing PI Businesses.
          (c) Non-Recruitment. PI agrees that Purchasers have invested and will invest substantial time and effort in acquiring and maintaining its workforce. Accordingly, PI agrees that for a period of five years following the date hereof, neither PI nor any Subsidiary or Affiliate of PI, including Reginald Weiser shall hire away, or cause any other Person to hire away, (i) any employee of the Company as of the date hereof or (ii) any employee of either Purchaser, nor, in either case, directly or indirectly entice or solicit or seek to induce or influence any of such employees to leave their employment.
          (d) Remedies. PI acknowledges and agrees that the Restrictive Covenants are an essential and material term of this Agreement and without such provisions, Purchasers would not have agreed to purchase the PPSS Georgia Shares or the PPSS Shares or entered into this Agreement. PI acknowledges that should it violate any of the covenants contained in this Section 8.2 (collectively, the“Restrictive Covenants”), it will be difficult to determine the resulting damages to Purchasers and their Affiliates and, in addition to any other remedies

Purchasers and their Affiliates may have, Purchasers and their Affiliates shall be entitled to temporary injunctive relief without being required to post a bond and permanent injunctive relief without the necessity of proving actual damage. The Purchasers may elect to seek such remedy at their sole discretion on a case by case basis. Failure to seek any or all remedies in one case shall not restrict Purchasers from seeking any remedies in another situation. Such action by Purchasers shall not constitute a waiver of any of their rights.
          (e) Severability and Modification of Any Unenforceable Covenant. It is the parties’ intent that each of the Restrictive Covenants be read and interpreted with every reasonable inference given to its enforceability. However, it is also the parties’ intent that if any term, provision or condition of the Restrictive Covenants is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the provisions thereof shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Finally, it is also the parties’ intent that if a court should determine any of the Restrictive Covenants are unenforceable because of over-breadth, then the court shall modify said covenant so as to make it reasonable and enforceable under the prevailing circumstances.
     8.3 Tax Returns.
          (a) Any Taxes for a tax period beginning before the Closing Date and ending after the Closing Date (a “Straddle Period”) shall be apportioned between PI and the Purchasers, in the case of real and personal property Taxes and franchise Taxes not based on gross or net income, on a per diem basis and, in the case of other Taxes (including sales or transfer Taxes), shall be determined based on an interim closing of the books as of the dose of business on the Closing Date. Notwithstanding the foregoing, in the case of any Tax based upon or measured by capital (including net worth or long-term debt) or intangibles, the amount of such Tax allocated to the portion of the tax period ending on the Closing Date shall be computed by reference to the level of such items on the Closing Date.
          (b) PI, at its own expense, shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company for all periods ending on or prior to the Closing Date which are filed after the Closing Date. Without limiting the foregoing, with respect to such Tax Returns, PI shall have the right to utilize any available tax attributes of PPSS existing as of the end of the taxable period including the Closing Date in order to offset any taxable income to PPSS for the applicable period. PI shall permit Purchasers to review and approve each such Tax Return described in the preceding sentence prior to filing (which approval shall not be unreasonably withheld). Purchasers, at their own expense, shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Company for any Straddle Period. Purchasers shall permit PI to review and approve each such Tax Return described in the preceding sentence prior to filing (which approval shall not be unreasonably withheld). Purchasers shall not allow the Company to file any amended Tax Return with respect to any Pre-Closing Tax Period without the prior approval of PI (which approval shall not be unreasonably withheld). All Tax Returns described in this Section 8.3(b) shall be prepared in a manner consistent with the past practice of the Company unless such past practice has been determined to be incorrect by the applicable Governmental Authority or a contrary treatment is required by applicable Tax Laws (or the judicial or administrative interpretations thereof).

Nothing in this Section 8.3(b) shall be interpreted to prevent the Company from timely filing any Tax Return when due.
          (c) The provisions of Section 7.4 to the contrary notwithstanding, PI shall control all proceedings (including selection of counsel and accountants) taken in connection with any Tax Audit with respect to tax periods beginning on or prior to the Closing Date; provided, however, that PI shall provide Purchasers the opportunity to participate, as may reasonably be requested by Purchasers, with PI in contesting any Tax Audit to the extent such Tax Audit may adversely affect the Company in any Tax period (or portion thereof) beginning on or after the Closing Date. Notwithstanding the foregoing, neither PI nor the Purchasers shall settle or compromise, or shall permit the Company to settle or compromise, any Tax Audit without the other party’s prior consent (which consent shall not be unreasonably withheld or delayed). Each party’s participation in any Tax Audit shall be at its own expense. Each of the parties agrees to provide the other parties with a copy of any written communication received from any Governmental Authority relating to the taxation the Company within ten (10) calendar days of its receipt of such communication,
          (d) After the Closing Date, as reasonably requested, PI and Purchasers shall cooperate with one another and shall furnish or cause to be furnished to one another, as promptly as practicable, such information and assistance (to the extent within the control of such party) relating to the filing of any Tax Returns, the making of any election related to Taxes, the preparation for any audit by any Taxing Authority, and the prosecution or defense of any claim, suit or proceeding related to any Tax Return.
          (e) Eighty percent (80%) of any refunds or credits of Taxes, plus the after-tax amount of any interest received or credited with respect thereto, of the Company arising in or with respect to any Pre-Closing Tax Period (including refunds or credits arising by reason of amended Tax Returns filed after the Closing Date) shall be for the account of PI and shall be paid by Purchasers to PI as an increase in the purchase price of the relevant shares within ten business days after (i) Purchasers or any Affiliate receives such refund, or (ii) the relevant Tax Return is filed in which the credit is applied against any liability of the Company (or any successor) for Taxes for a period other than a Pre-Closing Tax Period. Notwithstanding the foregoing, (a) PI shall be entitled to the full amount of any refunds applied for prior to the Closing Date and received after the Closing Date, and (b) it is understood that Tax credits arising in or with respect to Pre-Closing Tax Periods may be credited and applied in full against the Tax liability of the Company for any Pre-Closing Tax Period and shall not be subject to the eighty percent (80%) limitation of the preceding sentence except to the extent the application of such credits results in a refund payable by Purchasers to PI pursuant to clause (i) of the preceding sentence. Purchasers agree that they shall not, and shall not allow their Affiliates to, take any action (including, for the avoidance of doubt, preparation of a Tax Return in a manner that fails to utilize available Tax credits on an earliest to expire basis) a principal purpose of which is to prevent the Company (or any successor) from utilizing any Tax credit for which PI is entitled to payment upon use by the Company (or successor) pursuant to this Section 8.3(e). In the event that Purchaser makes a payment to PI pursuant to this Section 8.3(e) and, subsequently, the refund or credit which gave rise to such payment is disallowed by the applicable Governmental Authority, PI shall promptly repay to Purchaser the amount of the payment previously received by it in respect of such disallowed refund or credit plus any interest charged to the Company by the Governmental Authority with respect to such disallowance.
          (f) IPC-Canada and PI shall each pay 50% of all transfer, stamp or similar Taxes, if any, payable in connection with the consummation of the transactions contemplated by this Agreement.
     8.4 Public Announcements. No party will issue or cause the publication of, nor will PI permit the Company to issue, any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior consent of the other parties hereto; provided, however, that nothing herein will prohibit a party from issuing or causing the publication of any such press release or public announcement to the extent that such party is advised by its legal counsel that such action is required by law, in which case the party making such determination will use reasonable efforts to allow the other parties reasonable time to comment on such release or announcement in advance of its issuance.
     8.5 PI Releases. Effective on the Closing Date, PI, for itself and for its Affiliates, agents, servants and legal representatives, and their successors and assigns, fully and unconditionally waives, releases and forever discharges all claims, demands, causes of action, obligations, damages and liabilities of any nature whatsoever (any of the foregoing, individually, a “Claim ”), which it or its Affiliates, agents and their successors or assigns ever had, now have, or hereafter may have against the Company and its officers, directors, controlling persons (if any), Affiliates, employees, attorneys, agents and stockholders, (each, a “Company Releasee”) whether known or unknown, whether now existing or which may hereafter arise, which PI had, has or claims to have against them with respect to all matters that existed between PI, on the one hand, and any Company Releasee, on the other, prior to the Closing. Notwithstanding the foregoing, for the purpose of this Section 8.5, the term “Claim” shall exclude (i) claims and causes of action arising under this Agreement, each Ancillary Document and/or any other agreement, document or instrument executed and delivered at or in connection with the transactions contemplated hereby, including, without limitation, claims for indemnification under Article VII and claims to enforce the covenants contained herein, and (ii) monetary obligations owed by Purchasers or the Company to PI (or an Affiliate of PI other than the Company).
     PI intends in granting each Company Releasee this release that it shall be effective as a bar to each and every Claim, and expressly consents that this release shall be given full force and effect according to its terms and provisions, including those relating to unknown and unsuspected Claims, if any, (notwithstanding any federal, state or local law that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), as well as those relating to any other Claims described or implied above. PI acknowledges and agrees that this waiver is an essential and material term of this Agreement and without such waiver, Purchasers would not have agreed to acquire the PPSS Georgia Shares or the PPSS Shares or entered into this Agreement. PI further agrees that in the event that PI brings any Claim in which PI seeks damages against any Company Releasee, or in the event PI seeks to recover against any Company Releasee in any Claim brought by a governmental agency on such PI’s behalf, this release shall serve as a complete defense to such Claims. PI understands and agrees that this Agreement and the transactions contemplated hereby are not in any way to be interpreted as admissions by any Company Releasee that PI has any viable Claims against any Company Releasee.
     8.6 Company Releases. Effective on the Closing Date, Purchasers, on behalf of the Company, the Company’s agents, servants and legal representatives, and their successors and assigns, fully and unconditionally waives, releases and forever discharges all Claims which it and its agents and their successors or assigns ever had, now have, or hereafter may have against PI and its officers, directors, controlling persons (if any), Affiliates, employees, attorneys, agents and stockholders, (each, a “PI Releasee”) whether known or unknown, whether now existing or which may hereafter arise, which the Company had, has or claims to have against them with respect to all matters that existed between PI, on the one hand, and any PI Releasee, on the other, including the fiduciary duty any PI Releasee may have owed the Company by virtue of its capacity as a shareholder, director, officer or employee of the Company, prior to the Closing. Notwithstanding the foregoing, for the purpose of this Section 8.4, the term “Claim” shall exclude (i) claims and causes of action arising under this Agreement, each Ancillary Document and/or any other agreement, document or instrument executed and delivered at or in connection with the transactions contemplated hereby, including, without limitation, claims for indemnification under Article VII and claims to enforce the covenants contained herein, and (ii) monetary obligations owed by PI (or an Affiliate of PI other than the Company) to the Company or Purchasers.
     Purchasers intend in granting each PI Releasee this release that it shall be effective as a bar to each and every Claim of the Company, and expressly consent that this release shall be given full force and effect according to its terms and provisions, including those relating to unknown and unsuspected Claims, if any, (notwithstanding any federal, state or local law that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), as well as those relating to any other Claims described or implied above. Purchasers acknowledge and agree that this waiver is an essential and material term of this Agreement and without such waiver, PI would not have agreed to sell the PPSS Shares or permitted PPSS to sell the PPSS Georgia Shares or entered into this Agreement. Purchasers further agree that in the event that any Purchaser or the Company brings any Claim in which it seeks damages against any PI Releasee or in the event Purchasers or the Company seeks to recover against any PI Releasee in any Claim brought by a governmental agency on Purchasers’ or the Company’s behalf, this release shall serve as a complete defense to such Claims. Purchasers understand and agree that this Agreement and the transactions contemplated hereby are not in any way to be interpreted as admissions by any PI Releasee that the Company has any viable Claims against any PI Releasee.
     8.7 COBRA. Notwithstanding any provision of this Agreement to the contrary, following the Closing, the Company shall provide those “qualifying beneficiaries” who terminate their employment with the Subsidiaries or otherwise have a “qualifying event” with respect to a U.S. Welfare Plan on or prior to the Closing Date with any continuation of health benefits coverage which is required to be provided under Part 6 of Subtitle B of Title I of ERISA, or if applicable, Section 4980B of the Code (“COBRA”). “Qualifying beneficiaries” and “qualifying event ” shall have the meanings ascribed to those terms in COBRA.

     8.8 Pension Plans. From and after the Closing, Sellers shall take any necessary measures to ensure, to the Purchaser’s reasonable satisfaction, that PPSS is not a participating employer to any Pension Plan, including the Pension Plan for Employees of Positron Industries Inc.
ARTICLE IX
DEFINITIONS
     9.1 Certain Definitions. For purposes of this Agreement, the following terms and phrases shall have the following meanings:
          “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person. The term “control” means, without limitation, the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. For greater certainty, the Persons set forth on Schedule 9.1 shall be deemed to be Affiliates of PI.
          “Closing Date Working Capital” means an amount, determined in accordance with GAAP applied on a basis consistent with the calculation of the Target Working Capital and the preparation of the Company’s March 31, 2006 audited financial statements (except as expressly set forth herein), equal to the difference (which may be a positive or negative number) between
               (i) the dollar value of the consolidated current assets of the Company as of the Closing Date but immediately before the Closing, provided, however, that for purposes of the Closing Date Balance Sheet (and notwithstanding GAAP) there shall be excluded from the amount of current assets (v) any amount in respect of cash and cash equivalents (all of which will be applied pursuant to Section 1.4), (w) any amount in respect of short term investments, (x) any amount in respect of any accounts receivable from PI or its Affiliates, (y) an amount equal to the long term deferred revenue of the Company which has been accrued but not collected as of the Closing Date (consistent with the calculation of the Target Working Capital and the preparation of the Company’s March 31, 2006 audited financial statements), and (z) any amounts which may become payable to PI pursuant to Section 8.3(e); and
               (ii) the dollar value of the consolidated current liabilities of the Company as of the Closing Date but immediately before the Closing, provided, however. that for purposes of the Closing Date Balance Sheet (and notwithstanding GAAP), there shall be added to the amount of current liabilities (A) Cdn $422,000 and (B) an amount equal to 25% of the positive difference, if any, between (y) the amount of consolidated long-term deferred revenue reflected on the Closing Date Balance Sheet minus (z) the amount of consolidated long-term deferred revenue reflected on the Company’s consolidated balance sheet as at November 30, 2006 (i.e., Cdn $5,564,000) and; further provided however, that for purposes of the Closing Date Balance Sheet (and notwithstanding GAAP), there shall be excluded from the amount of current liabilities (x)

any amounts in respect of accounts payable to PI or its Affiliates and (z) any amounts in respect of liabilities for Taxes.
               In computing current assets and current liabilities for purposes of determining the Closing Date Working Capital, without duplication, amounts with respect to which a party has released its claim pursuant to Section 8.5 or 8.6 of this Agreement shall not be taken into account.
          “Code” means the Internal Revenue Code of 1986, as amended (including the Treasury Department regulations promulgated thereunder).
          “Competition Act” the Competition Act (Canada).
          “Environmental Law” means any and all Laws and other requirements relating to the environment, or activities that might threaten or result in damage to the environment, or any Law that is concerned in whole or in part with the environment and with protecting or improving the quality of the environment.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
          “Existing PI Businesses” means (i) the provisions of fiber optic multiplexers as network elements for fiber optic communications (presently conducted by Aethera Networks Inc.); (ii) the provision of contract manufacturing services with respect to electronic assemblies which are designed by other companies who own the intellectual property (presently conducted by Positron Technologies, Inc.); and (iii) the design, manufacture and distribution of products that serve to protect communication facilities, personnel and equipment from high voltages and high voltage or current surges (presently conducted by PI’s “Power” division).
          “GAAP” means Canadian generally accepted accounting principles.
          “Governmental Authority” means any court, arbitrator, administrative agency or commission, or governmental or regulatory official, department, agency, body, authority or instrumentality, whether U.S., Canadian, federal, state, provincial or local.
          “Indebtedness” means (i) indebtedness for borrowed money or the deferred purchase price of property or services purchased (other than amounts constituting accrued expenses and trade payables arising in the ordinary course of the Company’s business), (ii) obligations arising in respect of letters of credit or similar instruments, and (iii) indebtedness of the type described in clauses (i) and (ii) which have been directly or indirectly assumed or guaranteed; provided, however, that notwithstanding anything to the contrary, “Indebtedness” shall exclude obligations under or with respect to (y) Performance Bonds and letters of credit or similar instruments issued in lieu of or substitution for Performance Bonds and (z) leases pursuant to which the Company is a lessee.
          “Laws” means any U.S. or Canadian federal, state, provincial, local or municipal statute, law, ordinance, regulation, rule, code, order, other requirement or rule of law, including common law and civil law.

          “Lien” means any lien, claim, hypothecation, option, pledge, charge, security interest, equitable interest, or other encumbrance of any nature or kind whatsoever, except for, with respect to the PPSS Georgia Shares or the PPSS Shares, any restrictions imposed by federal, state or provincial securities Laws.
          “Material Adverse Effect” means a material and adverse effect on the business, assets, condition (financial or otherwise), or operations of PPSS and its subsidiaries taken as a whole; provided, however, that in no event shall any of the following be taken into account in determining whether there has been, or shall be, a Material Adverse Effect: (i) any effect that results from changes affecting any of the industries in which PPSS and its subsidiaries operate generally or the United States or Canadian economies generally which do not have a disproportionate effect on PPSS and the Subsidiaries taken as a whole; (ii) any effect resulting from compliance with the provisions of this Agreement; (iii) any effect resulting from the announcement or pendency of the transactions contemplated by this Agreement; or (iv) any effect that results from changes affecting general worldwide economic or capital market conditions which do not have a disproportionate effect on PPSS and the Subsidiaries taken as a whole.
          “Performance Bonds” means any and all performance bonds, bid bonds, bank drafts, letters of credit, guarantees and similar instruments issued by financial institutions, sureties and the similar parties to Company customers and other third parties pursuant to which the Company has a reimbursement obligation (existing, contingent or otherwise).
          “Permitted Liens” means (i) Liens for Taxes, assessments and other governmental charges that are not yet due and payable, (ii) inchoate statutory, mechanics’, laborers’ and materialmen’s Liens arising in the ordinary course of business for sums not yet due, (iii) statutory and contractual lessors’ Liens under leases pursuant to which the Company is a lessee, (iv) Liens that do not attach to any PPSS Georgia Shares or any PPSS Shares or asset of the Company after the Closing; and (v) Liens under Performance Bonds.
          “Person” means any individual, sole proprietorship, general partnership, limited partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, Government Authority or other entity.
          “Proprietary Rights” means the collective reference to, whether or not registered, United States, Canadian and foreign patents, including continuations, continuations-in-part, divisionals and reissues, patent applications, trademarks, trademark applications, trade names, service marks, service mark applications, software other than commercially available standard software, internet domain names, copyrights, copyright applications, trade secrets and all embodiments of the foregoing and rights thereto.
          “Separation Transactions” means (i) the transfer and assignment by PI to PPSS of all assets and properties located in the Subleased Premises (as defined in the Sublease) that relate to the Business, except for any and all office furniture and personal effects contained in the office of Reginald Weiser, any and all paintings, sculptures and other works of art and any and all computer hardware and similar assets that are contemplated to be owned by PI and used in part by PPSS pursuant to the Transition Services Agreement; (ii) the transfer and assignment by

PI to PPSS of all contracts and agreements relating to the Business to which PPSS is not a party, except for any and all contracts relating to computer software, computer support, computer hosting, computer maintenance and the like that relate to computer hardware and computer software contemplated to be owned by PI and used in part by PPSS pursuant to the Transition Services Agreement; (iii) the transfer of employees between PI and PPSS as necessary to provide that PI does not employ any individual whose scope of employment primarily relates to the Business, other than individuals who will be employed by PI after the Closing Date and will provide, on behalf of PI, services to PPSS pursuant to the Transition Services Agreement in respect of information systems and information technology; (iv) any and all actions reasonably required to implement separate employee benefits plans for PI and PPSS; (v) any and all actions reasonably required to implement separate insurance policies for PI and PPSS; (vi) the transfer and assignment (and recordation with a Governmental Authority if appropriate) by PI to PPSS of all Proprietary Rights that relate to the Business, except as otherwise contemplated by the License Agreement or the Transition Services Agreement; and (vii) except as otherwise contemplated by this Agreement or any Ancillary Document, any other actions reasonably required to cause the operation of the Business to be conducted solely by PPSS and the Subsidiaries.
          “Target Working Capital” means Cdn $5,985,000. The parties calculation of Target Working Capital is set forth on Schedule 9.2.
          “Tax” or “Taxes” means all taxes, charges, fees, duties, levies, withholdings or other assessments (including any applicable interest and penalties), however denominated, imposed by any federal, territorial, state, provincial or local Governmental Authority.
          “Tax Audit” means any audit, assessment, claim, suit or proceeding by any Governmental Authority with respect to Taxes which, if successful, could result in a claim for indemnification under Section 7.2(c), or under Section 7.2(a) pursuant to a representation or warranty in Section 2.2(q).
          “Tax Return” means any return, report, information return or other document (including any related or supporting information) filed or required to be filed with any Governmental Authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws to any Tax.
          “to the best of PI’s knowledge” or words of similar import mean the actual knowledge or awareness of (i) Reginald Weiser, Dimitra Diplarakos and Bruno Des Rosiers, after making a reasonable, but not exhaustive, inquiry, consistent with such individual’s positions) with PPSS and its subsidiaries, and exercising reasonable diligence with respect to the particular matter in question; and (ii) Albert Israel, Bert Dana, Dominic DeVeau, Paul Guest and Sidney Bouzalgo, in each case solely with respect to matters within the scope of such individual’s employment by the PPSS and without requiring any of the foregoing individuals listed in clause (ii) to make any inquiry or investigation whatsoever.
          “U.S. Pension Plan” means any qualified or non-qualified Employee Pension Benefit Plan (including any Multiemployer Plan), as such term is defined in Section 3(2) of ERISA.

          “U.S. Welfare Plan” means any Employee Welfare Benefit Plan, as such term is defined in Section 3(1) of ERISA.
     9.2 Other Defined Terms. Each of the following terms has the meaning assigned to it in the Section indicated:

Term	Section
Accounting Firm	1.5(b)
Additional PPSS Shares	Recitals
Ancillary Documents	2.1(a)
Agreement	Preamble
Business	Recitals
Canadian Employee Benefit Plans	2.2(s)
Cap	7.5(a)
Claim	8.5
Closing	5.1
Closing Date	5.1
Closing Date Balance Sheet	1.5(a)
Closing Payment	1.4
COBRA	8.9
Company	Recitals
Company Releasee	8.5
Confidential Information	8.1
Debt Conversion	Recitals
Deductible	7.5(a)
Environment	2.2(y)
Environmental Claims	2.2(y)
Environmental Permits	2.2(y)
Employees	2.2(t)
Escrow Account	1.2(d)
Escrow Agent	1.2(d)
Escrow Agreement	1.2(d)
Existing PPSS Shares	Recitals
Financial Statements	2.2(e)
Fundamental Representations	7.1
Indemnified Person	7.4
Indemnifying Person	7.4
Indemnity Escrow Amount	1.2(d)
Indemnity Escrow Release Date	7.7(a)

Term	Section
IPC	Preamble
IPC Parties	Preamble
IPC-Canada	Preamble
IPC-US	Preamble
IRS	2.2(r)
ITA	2.2(s)
Landlord	5.2(c)
License Agreement	5.2(m)
Losses	7.2
Masys	Recitals
Material Agreement	2.2(1)
Montréal Facility	5.2(c)
Most Recent Fiscal Year End	2.2(e)
Nondisclosure Agreement	3.4
Option	1.3
Parent	3.12
Pension Plans	2.2(s)
Pension Plan Liabilities	7.2(e)
PTI Manufacturing Agreement	3.10
PI	Preamble
PI Indemnified Parties	7.3
PI Releasee	8.6
Pre-Closing Tax Period	2.2(q)
PPSS	Preamble
PPSS Georgia	Recitals
PPSS Georgia Purchase Price	1.2(a)
PPSS Georgia Shares	Recitals
PPSS Note	Recitals
PPSS Receivable	Recitals
PPSS Shares	Recitals
PPSS Shares Purchase Price	1.2(b)
Purchase Price	1.2(b)
Purchasers	Preamble
Purchaser Indemnified Parties	7.2
Real Property	2.2(j)
Release	2.2(y)
Released	2.2(y)
Remedial Action	2.2(y)

Term	Section
Restrictive Covenants	8.2
Schedule Update	2.2(w)
Sellers	Preamble
Sublease	5.2(c)
Subsidiaries	Recitals
Straddle Period	8.3(a)
Subordination Agreement	3.12
Tax Indemnity Claim	7.7(b)
Tax Indemnity Escrow Amount	1.2(d)
Tax Escrow Release Date	7.7(b)
TIBCO Obligations	7.2(d)
Third Party Claim	7.4
Transition Services Agreement	3.11
Umbrella Indemnity Claim	7.7(c)
Umbrella Indemnity Escrow Amount	1.2(d)
Umbrella Escrow Release Date	7.7(c)
Working Capital Shortfall	1.5(d)
Working Capital Surplus	1.5(d)
ARTICLE X
MISCELLANEOUS
     10.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, delivered by reputable overnight courier service, or transmitted by facsimile transmission, as follows:
(a)	If to any IPC Party, to:

IPC Information Systems Holdings Inc. 88 Pine Street Wall Street Plaza New York, NY 10005 Attention: John McSherry, Esq. Facsimile: (212) 858-6960

with a copy sent contemporaneously to:

Wollmuth Maher & Deutsch LLP 500 Fifth Avenue, 12th Floor New York, NY 10110 Attention: Rory M. Deutsch, Esq. Facsimile: (212) 382-0050

(b)	If to either Seller, to:

5101 Buchan Street Montréal, QC H4P 2R9 Attention: Reginald Weiser Facsimile: (514)345-2227

with copies sent contemporaneously to:

Neal, Gerber & Eisenberg LLP Two North LaSalle Street, Suite 2200 Chicago, Illinois 60602 Attention: Ross D. Emmerman Facsimile: (312)269-1747
or to such other address as the Person to whom notice is to be given may have previously furnished to the other parties in writing in accordance herewith. Notice shall be deemed given immediately upon personal delivery, one business day after deposit with a reputable overnight courier, or upon confirmation of successful facsimile transmission.
     10.2 Amendments and Waivers. This Agreement may not be amended, modified or supplemented except by written agreement of the parties hereto. No waiver by any party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.
     10.3 No Presumption Against Drafter. Each of the parties hereto has jointly participated in the negotiation and drafting of this Agreement. In the event there arises any ambiguity or question of intent or interpretation with respect to this Agreement, this Agreement shall be construed as if drafted jointly by all of the parties hereto and no presumptions or burdens of proof shall arise favoring any party by virtue of the authorship of any of the provisions of this Agreement.
     10.4 Interpretation. The headings preceding the text of Articles and Sections included in this Agreement and the headings to Exhibits and Schedules attached to this Agreement are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement. The use of the masculine, feminine or neuter gender herein shall not limit any provision of this Agreement. The use of the terms “including” or “include” shall in all cases herein mean “including, without limitation” or “include, without limitation,” respectively. References to any “Article”, “Section”, “Exhibit” or “Schedule” shall refer to an Article or Section of, or an Exhibit or Schedule to, this Agreement. Except with respect to Section 1.5 hereof and the definition of Target Working Capital, the symbol “$” shall be deemed to mean United States dollars.
     10.5 Nonassignability. This Agreement shall not be assigned, by operation of law or otherwise, except that the rights and obligations of Purchasers hereunder may be assigned to any

Affiliate of Purchasers (except that no such assignment shall relieve Purchasers of their obligations hereunder).
     10.6 Parties in Interest. This Agreement is solely for the benefit of the parties hereto and, to the extent provided herein, their respective directors, officers, employees, agents and representatives, and no provision of this Agreement shall be deemed to confer upon other third parties any remedy, claim, liability, reimbursement, cause of action or other right.
     10.7 Governing Law. ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT AND EACH OF THE ANCILLARY DOCUMENTS (OTHER THAN THE AGREEMENT OF PURCHASE AND SALE) SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES OF SUCH STATE.
     10.8 Jurisdiction; Venue; Services of Process. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of New York and of the United States of America, in each case located in the County of New York, for any proceeding arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any proceeding relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth in this Agreement shall be effective service of process for any proceeding brought against it in any such court. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any proceeding arising out of this Agreement or the transactions contemplated hereby in the courts of the State of New York or the United States of America, in each case located in the County of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding brought in any such court has been brought in an inconvenient forum. Each of the parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
     10.9 WAIVER OF JURY TRIAL. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY HERETO WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (III) IT MAKES SUCH WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.9.

     10.10 Severability. If any term or provision of this Agreement shall, to any extent, be held by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, shall not be affected thereby and this Agreement shall be deemed severable and shall be enforced otherwise to the full extent permitted by law; provided, however, that such enforcement does not deprive any party hereto of the benefit of the bargain.
     10.11 Entire Agreement. This Agreement (including the Schedules and Exhibits referred to herein and which form a part hereof) and the Nondisclosure Agreement constitute the entire agreement among the parties hereto and supersede all prior agreements and understandings, oral and written, among the parties hereto with respect to the subject matter hereof.
     10.12 Counterparts. This Agreement may be executed by facsimile and in one or more counterparts, each of which shall be deemed to constitute an original and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other parties.
     10.13 Expenses. Except as otherwise specifically provided herein, each of Purchasers and Sellers shall pay their own expenses, including, but not limited to, attorneys’, accountants’, financial advisors’ and brokers’ or finders’ fees, incurred in connection with the transactions contemplated hereby.
     10.14 Obligations of Purchasers. All obligations of the Purchasers under this Agreement shall be joint and several.
     10.15 IPC Guaranty. IPC hereby guarantees Purchasers’ obligations to pay the Purchase Price in accordance with Section 1.2 of this Agreement. IPC agrees that this guaranty shall be directly enforceable against IPC without first resorting to either Purchaser or exhausting remedies against either Purchaser. This guaranty is an absolute and continuing guaranty and shall remain in full force and effect from the date hereof until the Purchase Price shall have been paid to each Seller and the Escrow Agent in accordance with the terms and conditions of this Agreement. This guaranty is independent of and in addition to any and all other security that either Seller may now or hereafter have for the payment of the Purchase Price. IPC hereby waives notice of acceptance of this guaranty and notice of the creation, of any and all liabilities incurred under this guaranty. IPC further waives presentment for payment and protest.
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     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by each of the parties hereto on the date first above written.

IPC INFORMATION SYSTEMS HOLDINGS INC.
By:	/s/ John McSherry
	Name:	John McSherry
	Title:	Secretary

TSW COMMAND SYSTEMS, INC.
By:	/s/ John McSherry
	Name:	John McSherry
	Title:	Secretary

IPC SYSTEMS, INC.
By:	/s/ Lance Boxer
	Name:	Lance Boxer
	Title:	CEO

POSITRON, INC.
By:
	Name:	Reginald Weiser
	Title:	President

POSITRON PUBLIC SAFETY SYSTEMS, INC.
By:
	Name:	Reginald Weiser
	Title:	President and Secretary

51

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by each of the parties hereto on the date first above written.

IPC INFORMATION SYSTEMS HOLDINGS INC.
By:
Name:
Title:

TSW COMMAND SYSTEMS, INC.
By:
Name:
Title:

IPC SYSTEMS, INC.
By:
Name:
Title:

POSITRON, INC.
By:	/s/ Reginald Weiser
	Name:	Reginald Weiser
	Title:	President

POSITRON PUBLIC SAFETY SYSTEMS, INC.
By:	/s/ Reginald Weiser
	Name:	Reginald Weiser
	Title:	President and Secretary

Execution Copy
AMENDMENT TO PURCHASE AGREEMENT
     THIS AMENDMENT TO PURCHASE AGREEMENT (this “Amendment”) is made as of February 28, 2007, to the PURCHASE AGREEMENT dated as of February 9, 2007, (the “Original Agreement”) by and among POSITRON INC., a company incorporated under the laws of Quebec (“PI”), POSITRON PUBLIC SAFETY SYSTEMS INC., a corporation incorporated under the laws of Canada (“PPSS” and collectively with PI, “Sellers”), IPC INFORMATION SYSTEMS HOLDINGS INC., a Delaware corporation (“IPC-US”), TSW COMMAND SYSTEMS, INC., a corporation incorporated under the laws of Canada (“IPC-Canada” and collectively with IPC-US, “Purchasers”), and IPC SYSTEMS, INC., a Delaware corporation (“IPC” and collectively with Purchasers, the “IPC Parties”). Capitalized terms used in this Agreement without definition shall have the meanings set forth or referenced in the Original Agreement.
WITNESSETH:
     WHEREAS, Sellers and Purchasers desire to amend the Original Agreement, pursuant to Section 10.2 thereof, upon the terms and conditions hereinafter set forth.
     NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending legally to be bound, hereby agree as follows:
     1. Amendment to Original Agreement. The Original Agreement is hereby amended as follows:
               (a) Amendment of Section 1.4 of the Original Agreement. Section 1.4 of the Original Agreement is hereby amended in its entirety as follows:
     “1.4 Ordering of Transactions. Notwithstanding anything to the contrary, the parties agree that on the day immediately prior to the Closing Date and on the Closing Date the transactions contemplated by this Agreement shall be effected in the following order:
     (a) First, on the day immediately prior to the Closing Date, the application of the amount of cash and cash equivalents then held by the Subsidiaries to repay any Indebtedness owed by the Subsidiaries to PI or PPSS;
     (b) Second, on the day immediately prior to the Closing Date, the purchase and sale of the PPSS Georgia Shares and the payment of the PPSS Georgia Shares Purchase Price;

     (c) Third, on the day immediately prior to the Closing Date, the consummation of the Debt Conversion; and
     (d) Fourth, on the day immediately prior to the Closing Date, the application of the amount of cash and cash equivalents (including the PPSS Georgia Shares Purchase Price) then held by PPSS to repay any Indebtedness owed by PPSS to PI (it being understood that PPSS Note and the PPSS Receivable will be converted into the Additional Shares pursuant to the Debt Conversion);
     (e) Fifth, on the day immediately prior to the Closing Date, the distribution by PPSS to PI of any cash and cash equivalents not applied pursuant to Section 1.4(d), such distribution to be in the form of various dividends;
     (f) Sixth, on the day immediately prior to the Closing Date, the contribution of cash by PI to PPSS as a capital contribution in an amount to be determined by PI in its sole discretion;
     (g) Seventh, on the day immediately prior to the Closing Date, the distribution by PPSS to PI in a series of dividends in an aggregate amount equal to the contributions made to PPSS pursuant to Section 1.4(f); and
     (h) Eight, on the Closing Date, the purchase and sale of the PPSS Shares and the payment of the PPSS Shares Purchase Price.
It is the intention and understanding among the parties hereto that the Company shall be transferred to Purchasers on a “cash-free” basis and that, for the purposes of this Section 1.4, “cash and cash equivalents” shall be determined on a “balance-sheet” basis as of the Closing, after giving effect to a reconciliation of such cash and cash equivalents to bank records, such reconciliation to be performed by Purchasers and PI jointly within 10 days after the Closing Date. The parties hereto shall take such actions as are reasonably required to give effect to such intention and understanding, and any discrepancy between the amount of cash and cash equivalents distributed to PI under this Section 1.4, and the amount of cash and cash equivalents of the Company as of the Closing shall be paid over by PI or the Company, as applicable, promptly after the completion of such reconciliation.”
               (b) Amendment of Section 1.5(a) of the Original Agreement. The first sentence of Section 1.5(a) of the Original Agreement is hereby amended in its entirety as follows:
     “(a) Closing Date Balance Sheet. Within ninety (90) calendar days after the Closing Date, PI shall prepare and deliver to IPC-Canada an unaudited consolidated balance sheet of the Company as of the opening of business on the

Closing Date and immediately prior to the Closing (the “Closing Date Balance Sheet”).
               (c) Addition to Article I of the Original Agreement. Article I of the Original Agreement is hereby amended by adding the following as a new Section 1.6 thereof:
     “1.6 Reimbursement of Amount Advanced for Bid Bond. At the Closing, Purchasers will reimburse PI for an advance in the amount of US $162,814.23, which was advanced by the Company to INCOG in the form of a bank draft in lieu of a bid bond required in connection with such bid. Following the Closing, in the event that such bank draft is returned to PI or in the event that INCOG reimburses PI for funds drawn on such bank draft, PI will promptly deliver such bank draft or such funds to the Company.”
               (d) Amendment of Section 2.2(q) of the Original Agreement. Paragraph (iii) of Section 2.2(q) of the Original Agreement is hereby amended in its entirety as follows:
     “(iii) The Company has paid all Taxes due as a result of its activities or has made adequate provision for such Taxes such that the reserves for current Taxes (excluding reserves for deferred Taxes) in respect of the period up to but not including the Closing Date or to any periods ending prior thereto (the “Pre-Closing Tax Period”) will not be less than the reasonably estimated Tax liability accruing or payable by the Company in respect of the Pre-Closing Tax Period.”
               (e) Amendment of Section 5.1(a) of the Original Agreement. Section 5.1(a) of the Original Agreement is hereby amended in its entirety as follows:
     “(a) The closing of the transactions contemplated hereby, other than the purchase and sale of the PPSS Georgia Shares (the “Closing”), shall take place at the offices of Neal, Gerber & Eisenberg, LLP, 2 North LaSalle Street, Chicago, Illinois, or if required by Purchasers’ lender, at the offices of Purchaser’s counsel, at 10:00 a.m., local time, on March 1, 2007, or at such other place, at such other time or on such other date as the parties may mutually agree. The date on which the Closing actually occurs is referred to herein as the “Closing Date”. The Closing shall be effective immediately prior to the opening of business on the Closing Date.”
               (f) Amendment of Section 7.7 of the Original Agreement. Section 7.7 of the Original Agreement is hereby amended by adding the following as new paragraphs (e) and (f) thereof:
     “(e) In the event that the trust created pursuant to Section 1 of the Escrow Agreement, as finally executed among the parties thereto, is not recognized by any court of competent jurisdiction or held invalid for any reason whatsoever and if PI is declared to have ownership in the Charged Property (as hereinafter defined), then as security for the performance by PI of the indemnification obligations, if any, of PI under Section 7.2 (the “Secured Obligations”), PI hereby grants a hypothec without delivery (the “Hypothec”) in favor of the Purchasers in (i) the cash comprising the Escrow Amount (as defined in the Escrow Agreement) and (ii) all titles, documents, records and receipts evidencing the Escrow Amount (collectively, the “Charged Property”), for the sum of Cdn. $19,050,000 in lawful currency of Canada with interest thereon from the date hereof at the rate of 25% per annum (which sum and interest rate are solely for the purposes of the compliance with the applicable laws of the Province of Quebec and the laws of Canada). The full amount of the Hypothec shall be and remain continuing collateral security in favor of the Purchasers notwithstanding the fact that all or part of the Secured Obligations arise prior to, at the time of or subsequent to the execution of this Amendment. The Hypothec is a continuous security which shall subsist notwithstanding any fluctuation of the amounts hereby secured. PI and Purchasers shall use their commercially reasonable efforts to cause the Escrow Agent to take such actions as are reasonably requested by the Purchasers in order to give effect to the Hypothec. This Section 7.7(e), as well as the enforcement of and the recourses related to the Hypothec, shall be governed by and construed in accordance with the laws of the Province of Quebec and the laws of Canada applicable therein. The Hypothec will expire upon the distribution of the entire Escrow Amount by the Escrow Agent in accordance with the terms of the Escrow Agreement. This Section 7.7(e) does not expand or contract the obligations of PI or the rights of the Purchaser Indemnified Parties under Article VII or the Escrow Agreement.
     (f) As security for the Secured Obligations, PI hereby grants to Purchasers a first priority security interest in and to the Charged Property and any investments or reinvestments of Charged Property. PI authorizes the filing of any financing statements that the Purchasers may deem appropriate covering the Charged Property, any investments or reinvestments of Charged Property, or any part thereof. The security interest granted hereby will expire upon the distribution of the entire Escrow Amount by the Escrow Agent in accordance with the terms of the Escrow Agreement. This Section 7.7(f) does not expand or contract the obligations of PI or the rights of the Purchaser Indemnified Parties under Article VII or the Escrow Agreement.”
               (g) Amendment of Section 8.3(c) of the Original Agreement. Section 8.3(c) of the Original Agreement is hereby amended in its entirety as follows:
     “(c) The provisions of Section 7.4 to the contrary notwithstanding, PI shall control all proceedings (including selection of counsel and accountants) taken in connection with any Tax Audit or negotiations with U.S. state Tax authorities regarding entering into a voluntary compliance or disclosure or similar agreement (a “VDA”) with respect to tax periods of the Company ending on or prior to the Closing Date, and shall have the right to initiate negotiations with respect to any such VDA, but shall not without the prior consent of Purchasers (which consent shall not be unreasonably withheld, conditioned or delayed) (i) in connection with such negotiations take any action (including entering into any- VDA) that obligates the Company with respect to any post-Closing Tax period or (ii) conclude any agreement that relates to “trust fund” Taxes (i.e., Taxes for which applicable law requires the Company to withhold amounts from third parties and remit the same to a Tax authority); provided, however, that PI shall provide Purchasers the opportunity to participate, as may reasonably be requested by Purchasers, with PI in contesting any Tax Audit or in negotiating any VDA to the extent such Tax Audit or VDA may adversely affect the Company in any Tax period (or portion thereof) beginning on or after the Closing Date. Notwithstanding the foregoing, neither PI nor the Purchasers shall settle or compromise, nor shall permit the Company to settle or compromise, any Tax Audit without the other party’s prior consent (which consent shall not be unreasonably withheld, conditioned or delayed). Prior to holding any discussions with any Tax authority relating to a potential VDA, PI shall notify Purchasers of PI’s intent to enter into a VDA and shall advise Purchasers of the proposed terms of the VDA. Each party’s participation in any Tax Audit or VDA negotiation shall be at its own expense. Each of the parties agrees to provide the other parties with a copy of any written communication received from any Governmental Authority relating to the taxation the Company within ten (10) calendar days of its receipt of such communication.”
               (h) Amendment of Section 10.7 of the Original Agreement. Section 10.7 of the Original Agreement is hereby amended in its entirety as follows:
     “10.1 Governing Law. SAVE AND EXCEPT FOR SECTION 7.7(e) OF THIS AGREEMENT, ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT AND EACH OF THE ANCILLARY DOCUMENTS (OTHER THAN THE AGREEMENT OF PURCHASE AND SALE) SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES OF SUCH STATE.”
     2. Miscellaneous.
               (a) Full Force and Effect. Except as expressly set forth herein, this Amendment does not constitute a waiver or modification of any provision of the Original Agreement. Except as expressly amended hereby, the Original Agreement shall continue in full force and effect in accordance with the provisions thereof on the date hereof. As used in the Original Agreement, the terms “this Agreement,” “herein,” “hereof,” “hereinafter,” “hereto” and words of similar import, shall, unless the context otherwise requires, mean the Original Agreement as amended by the Amendment. References to the terms “Agreement” appearing in the Exhibits or Schedules to the Original Agreement, shall, unless the context otherwise requires, mean the Original Agreement as amended by this Amendment.
               (b) Headings and Terms. The headings in this Amendment are for purposes of reference only and shall not be considered in construing this Amendment. Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

               (c) Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall constitute an original and all together shall constitute one agreement.
               (d) Law Governing. This Amendment shall be construed and enforced in accordance with and shall be governed by the laws of the State of New York, without giving effect to its conflict of laws provisions.
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IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by each of the parties hereto on the date first above written.

IPC INFORMATION SYSTEMS HOLDINGS INC.
By:	/s/ Timothy Whelan
	Name:	Timothy Whelan
	Title:	Treasurer

TSW COMMAND SYSTEMS, INC.
By:	/s/ John McSherry
	Name:	John McSherry
	Title:	Secretary

IPC SYSTEMS, INC.
By:	/s/ Lance Boxer
	Name:	Lance Boxer
	Title:	CEO

POSITRON, INC.
By:	/s/ Reginald Weiser
	Name:	Reginald Weiser
	Title:	President

POSITRON PUBLIC SAFETY SYSTEMS, INC.
By:	/s/ Reginald Weiser
	Name:	Reginald Weiser
	Title:	President and Secretary